UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement[1]

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Myriad Genetics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

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MYRIAD GENETICS, INC.

September 25, 2009

Dear Stockholders,

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Myriad Genetics, Inc. to be held at 9:00 a.m. MST on Thursday, November 5, 2009, at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108. Details regarding the meeting, the business to be conducted, and information about Myriad Genetics, Inc. that you should consider when you vote your shares are described in the Important Notice Regarding the Availability of Proxy Materials (the Notice) you received in the mail and in this proxy statement.

We have elected to provide access to our proxy materials over the Internet under the Security and Exchange Commission’s “notice and access” rules. We believe this process will facilitate accelerated delivery of proxy materials, save costs, and reduce the environmental impact of our Annual Meeting.

At the Annual Meeting, two persons will be elected to the Board of Directors. We will also seek stockholder approval of a proposal to increase the aggregate number of shares for which stock options may be granted under our 2003 Employee, Director and Consultant Stock Option Plan. In addition, we will ask stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2010. The Board of Directors recommends the approval of each of these proposals. Such other business will be transacted as may properly come before the Annual Meeting.

We hope you will be able to attend the Annual Meeting. Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. You may vote over the Internet as well as by telephone. If you requested to receive printed proxy materials, you are urged to complete, sign, date and return your proxy card promptly in accordance with the instructions set forth on the card.

Sincerely,

Peter D. Meldrum

President and Chief Executive Officer

Your vote is important. Please vote as soon as possible by using the Internet or by telephone or, if you received a paper copy of the proxy card by mail, by signing, dating, and returning the enclosed proxy card. Instructions for your voting options are described on the Notice or proxy card.

MYRIAD GENETICS, INC.

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

TIME:	9:00 a.m. MST

DATE:	Thursday, November 5, 2009

PLACE:	The offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108

PURPOSES:

1.	To elect two members to the Board of Directors to serve three-year terms expiring in 2012.

2.	To approve a proposed amendment to our 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of our common stock available for issuance under this plan by 3,000,000 shares.

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

4.	To consider any other business that is properly presented at the Annual Meeting and any adjournments thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Myriad Genetics, Inc. stock at the close of business on September 15, 2009. A list of stockholders of record will be available at the meeting and, during the 10 days prior to the meeting, at the office of the Secretary at the above address.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, please vote by following the instructions on the Important Notice Regarding the Availability of Proxy Materials that you have previously received, which we refer to as the Notice, or in the section of this proxy statement entitled “General Information About the Annual Meeting—How Do I Vote.” You may change or revoke your proxy at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Richard M. Marsh

Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON NOVEMBER 5, 2009

This proxy statement and our 2009 Annual Report to stockholders are available at www.proxyvote.com. To view these materials please have your 12-digit control number(s) available. The control number appears on your Notice or proxy card.

September 25, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING	1
Why Did You Send Me this Proxy Statement?	1
Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?	1
Who Can Vote?	1
How Many Votes Do I Have?	1
How Do I Vote?	1
How Does the Board of Directors Recommend That I Vote on the Proposals?	2
May I Change or Revoke My Proxy?	2
What if I receive More Than One Proxy Card?	2
Will My Shares be Voted if I Do Not Return My Proxy Card?	3
What Vote is Required to Approve Each Proposal and How are Votes Counted?	3
Is Voting Confidential?	3
What Are the Costs of Soliciting these Proxies?	4
What Constitutes a Quorum for the Meeting?	4
Attending the Annual Meeting	4
Householding of Annual Disclosure Documents	4
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
MANAGEMENT AND CORPORATE GOVERNANCE	8
The Board of Directors	8
Director Independence	10
Committees of the Board of Directors and Meetings	10
Stockholder Communications to the Board	13
Executive Officers	14
EXECUTIVE COMPENSATION	16
Compensation Discussion and Analysis	16
Summary Compensation Table	28
Grants of Plan-Based Awards	29
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	30
Outstanding Equity Awards At Fiscal Year-End	32
Option Exercises and Stock Vested	35
Pension Benefits	36
Nonqualified Deferred Compensation	36
Potential Payments Upon Termination or Change-in-Control	36
Director Compensation	40
Equity Compensation Plan Information	42
COMPENSATION COMMITTEE REPORT	43
REPORT OF AUDIT COMMITTEE	43
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	44
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	44
PROPOSAL 1: Election of Directors	46
PROPOSAL 2: Increase in the Aggregate Number of Shares for Which Stock Options may be Granted Under our 2003 Employee, Director and Consultant Stock Option Plan	47
General	47
Material Features of the 2003 Plan	47
Federal Income Tax Considerations	49
PROPOSAL 3: Independent Public Accountants	51
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	51
CORPORATE CODE OF CONDUCT AND ETHICS	53
OTHER MATTERS	53
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR	53

i

MYRIAD GENETICS, INC.

320 WAKARA WAY

SALT LAKE CITY, UTAH 84108

(801) 584-3600

PROXY STATEMENT FOR THE MYRIAD GENETICS, INC.

2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 5, 2009

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why Did You Send Me this Proxy Statement?

The Board of Directors of Myriad Genetics, Inc. is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders to be held at our offices, 320 Wakara Way, Salt Lake City, Utah 84108, on Thursday, November 5, 2009, at 9:00 a.m. MST and any adjournments of the meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made this proxy statement, the notice of annual meeting, and the proxy card available to you on the Internet because you own shares of Myriad Genetics, Inc. common stock. We have also delivered printed versions of these materials to certain shareholders by mail.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission, or the SEC, we are making our proxy materials available to our stockholders via the Internet, rather than mailing printed copies of these materials to each stockholder. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the annual meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice will instruct you how you may access and review all of the proxy materials and submit your proxy on the Internet. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the enclosed proxy card, in addition to the other methods of voting described in this proxy statement.

Who Can Vote?

Only stockholders who owned Myriad Genetics, Inc. common stock at the close of business on September 15, 2009 are entitled to vote at the Annual Meeting. On this record date, there were 96,103,025 shares of our common stock outstanding and entitled to vote. Common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy” below.

How Many Votes Do I Have?

Each share of Myriad Genetics, Inc. common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for, against or abstain with respect to each of the other proposals. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•

By mail. If you received your proxy materials by mail, you can vote by mail by signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

•	In person at the meeting. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting in order to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the two nominees for director;

•	“FOR” the amendment to our 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of our common stock available for issuance under this plan by 3,000,000 shares; and

•	“FOR” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2010.

If any other matter is presented, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may revoke it at any time before the meeting. You may change or revoke your proxy in any one of the following ways:

•	signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	re-voting by Internet or by telephone as instructed above;

•	notifying our Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	attending the meeting in person and voting in person. Attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

What if I receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Return My Proxy Card?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote at the meeting as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?” the bank, broker or other nominee has the authority to vote your unvoted shares on both Proposals 1 and 3 even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a “broker non-vote”.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes) will be elected. Abstentions are not counted for purposes of electing directors. You may vote either FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name for the election of directors. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We have adopted a policy on plurality votes for the election of directors which is described in Proposal 1—Election of Directors of this proxy statement.

Proposal 2: Approve Amendment to Increase the Shares Available Under the 2003 Employee, Director and Consultant Stock Option Plan	The affirmative vote of a majority of the total votes cast for this proposal is required to approve the amendment to the Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal; therefore, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 3: Ratify Selection of Independent Public Accountants	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of Ernst & Young LLP as our independent public accountants. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent public accountants. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent public accountants for the fiscal year ending June 30, 2010, our Audit Committee of our Board of Directors may reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election examine these documents. Management, other than the Inspectors of Election, will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

We have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

What Constitutes a Quorum for the Meeting?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of stockholders of record who are present at the meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 9:00 a.m. MST on Thursday, November 5, 2009 at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108. When you arrive at our offices, our personnel will direct you to the appropriate meeting room. You need not attend the Annual Meeting to vote.

Householding of Annual Disclosure Documents

In December 2000, the SEC adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our shareholders reside, if we or your broker believe that the shareholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each shareholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer and Trust Company, by calling their toll free number 1-800-937-5449. If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Myriad Genetics, Inc. shareholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your Myriad Genetics, Inc. shares are registered in your own name, please contact our transfer agent, American Stock Transfer and Trust Company, and inform them of your request by calling them at 1-800-937-5449 or writing them at American Stock Transfer and Trust Company, 6201 15th Avenue, 2nd Floor, Brooklyn, New York 11219.

•

If a broker or other nominee holds your Myriad Genetics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 31, 2009 for (a) each stockholder that we know to be the beneficial owner of more than 5% of our common stock, (b) our current and former executive officers named in the Summary Compensation Table of this proxy statement (the Named Executive Officers), (c) each of our directors and director nominees and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of August 31, 2009 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 95,996,755 shares of common stock outstanding on August 31, 2009.

	Shares Beneficially Owned (1)
Name and Address**	Number	Percent
5% or More Stockholders
FMR LLC (2)	11,613,986	12.1%
82 Devonshire Street
Boston, MA 02109
Capital Research Global Advisors (3)	6,566,400	6.8%
333 South Hope Street
Los Angeles, California 90071
T. Rowe Price Associates, Inc. (4)	6,298,240	6.6%
100 E. Pratt Street
Baltimore, Maryland 21202
Barclays Global Investors, NA (5)	5,009,938	5.2%
400 Howard Street
San Francisco, California 94105

Named Executive Officers
Peter D. Meldrum (6)	1,344,537	1.4%
Mark C. Capone (7)	113,830	*
Gregory C. Critchfield, M.D. (8)	956,468	1.0%
James S. Evans (9)	390,263	*
Adrian N. Hobden, Ph.D. (10)	1,194,171	1.2%
Richard M. Marsh (11)	414,100	*

Directors and Director Nominees
John T. Henderson, M.D. (12)	124,300	*
Walter Gilbert, Ph.D. (13)	110,000	*
Robert S. Attiyeh (14)	146,000	*
Gerald P. Belle (15)	31,200	*
Lawrence C. Best (16)	190,000	*
Dennis H. Langer, M.D., J.D. (17)	30,000	*
S. Louise Phanstiel (18)	1,000	*
Mark H. Skolnick, Ph.D. (19)	1,752,073	1.8%
Linda S. Wilson, Ph.D. (20)	147,900	*
All current executive officers and directors as a group (17 persons) (21)	7,359,566	7.3%

*	Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**	Unless otherwise indicated, the address for each beneficial owner is c/o Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.
(1)	Attached to each share of common stock is a Preferred Share Purchase Right to acquire one one-hundredth of a share of our Series A Junior Participating Preferred Stock, par value $.01 per share, which Preferred Share Purchase Rights are not presently exercisable.
(2)	This information is based on a Schedule 13G/A filed with the SEC on February 17, 2009 with respect to Myriad Genetics common stock. Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR LLC and an investment adviser, is deemed to be the beneficial owner of 11,613,986 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC., through its control of Fidelity, each has sole power to dispose of but not the power to vote or direct the voting of these shares, as such voting power resides with the funds’ Boards of Trustees. Pyramis Global Advisors, LLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser, is deemed to be the beneficial owner of 138,980 shares as a result of acting as investment adviser to various investment companies. Edward C. Johnson 3d and FMR LLC., through its control of Fidelity, each has sole power to dispose of and to vote or direct the voting of these shares. Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, is deemed to be the beneficial owner of 167,890 shares as a result of acting as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC., through its control of Fidelity, each has sole power to dispose of all of these shares and to vote or direct the voting of 150,690 of these shares. FIL Limited, or FIL, is the beneficial owner of 296,520 shares of our common stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d own approximately 47% of the voting power of FIL.
(3)	This information is based on a Schedule 13G filed with the SEC on February 17, 2009 with respect to Myriad Genetics common stock. Capital Research Global Investors is a division of Capital Research and Management Company, or CRMC, and is deemed to be the beneficial owner of these shares as a result of CRMC acting as investment advisor to various investment companies. Capital Research Global Investors has sole voting and dispositive power with respect to all of these shares.
(4)	This information is based on a Schedule 13G/A filed with the SEC on February 12, 2009 with respect to Myriad Genetics common stock. T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of these shares as a result of acting as investment advisor to various investment companies. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,601,060 of these shares and sole dispositive power with respect to all of these shares.
(5)	This information is based on a Schedule 13G jointly filed with the SEC by Barclays Global Investors, NA and Barclays Global Fund Advisors on February 5, 2009 with respect to Myriad Genetics common stock. Barclays Global Investors, NA beneficially owns 2,037,836 shares and has sole voting power with respect to 1,762,932 of such shares and sole dispositive power with respect to all such shares. Barclays Global Fund Advisors beneficially owns 2,972,102 shares and has sole voting and dispositive power with respect to all such shares.
(6)	Includes 1,152,434 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(7)	Includes 78,376 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(8)	Includes 826,922 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(9)	Includes 355,972 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(10)	Includes 960,100 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(11)	Includes 387,122 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(12)	Includes shares held directly by Dr. Henderson and his wife, as well as 120,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.

(13)	Consists solely of shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(14)	Includes 140,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(15)	Includes 30,000 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(16)	Consists solely of shares of common stock.
(17)	Consists solely of shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(18)	Consists solely of shares of common stock.
(19)	Includes shares held directly by Dr. Skolnick and his wife, shares held by a family limited partnership of which Dr. Skolnick is a general partner, and shares held in a grantor retained annuity trust. Also includes 783,500 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(20)	Includes 142,900 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009.
(21)	See Notes 6-20 above. Also includes 364,756 shares of common stock subject to currently exercisable options and options exercisable within 60 days of August 31, 2009 held by other executive officers.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of ten members, classified into three classes as follows: John T. Henderson, M.D., Robert S. Attiyeh, Gerald P. Belle, and S. Louise Phanstiel constitute a class with a term ending at the upcoming Annual Meeting (the “Class I directors”); Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. constitute a class with a term ending at the 2010 annual meeting (the “Class II directors”); and Walter Gilbert, Ph.D., Dennis H. Langer, M.D., J.D., and Lawrence C. Best constitute a class with a term ending at the 2011 annual meeting (the “Class III directors”).

On September 15, 2009, our Board of Directors accepted the recommendation of the Nominating and Governance Committee and voted to nominate Dr. Henderson and S. Louise Phanstiel for election at the Annual Meeting for a term of three years to serve until the 2012 annual meeting of stockholders, and until their respective successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. Robert S. Attiyeh and Gerald P. Belle served on the Board of Directors during the last fiscal year and will continue to serve until the 2009 Annual Meeting but are not standing for re-election.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages as of August 31, 2009, their offices in the company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships.

NAME	AGE	POSITION WITH MYRIAD
John T. Henderson, M.D. (2)(3)	65	Chairman of the Board of Directors
Walter Gilbert, Ph.D. (2)	77	Vice Chairman of the Board of Directors
Peter D. Meldrum	62	President, Chief Executive Officer, Director
Mark H. Skolnick, Ph.D.	63	Chief Scientific Officer, Director
Lawrence C. Best (1)	60	Director
Dennis H. Langer, M.D., J.D. (2)(3)	57	Director
S. Louise Phanstiel (1)	50	Director
Linda S. Wilson, Ph.D. (1)(3)	72	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The following is a brief summary of the background of each of our directors.

John T. Henderson, M.D. has been a Director of Myriad since May 2004 and Chairman of the Board of Directors since April 2005. Since December 2000, Dr. Henderson has served as a consultant to the pharmaceutical industry as president of Futurepharm LLC. Dr. Henderson currently serves on the Board of Directors of Myriad Pharmaceuticals, Inc. and Cytokinetics, Inc. Until his retirement in December 2000, Dr. Henderson was with Pfizer for over 25 years, most recently as a Vice President in the Pfizer Pharmaceuticals Group. Dr. Henderson previously held Vice Presidential level positions with Pfizer in Research and Development in Europe and later in Japan. He was also Vice President, Medical for the Europe, U.S. and International Pharmaceuticals groups at Pfizer. Dr. Henderson earned his bachelor’s and medical degree from the University of Edinburgh and is a Fellow of the Royal College of Physicians (Ed.).

Walter Gilbert, Ph.D., Vice Chairman of the Board of Directors, joined Myriad as a founding scientist and Director in March 1992. Dr. Gilbert won the Nobel Prize in Chemistry in 1980 for his contributions to the development of DNA sequencing technology. He was a founder of Biogen, Inc. (now Biogen Idec Inc.) and its Chairman of the Board and Chief Executive Officer from 1981 to 1985. He has held professorships at Harvard University in the Departments of Physics, Biophysics, Biology, Biochemistry and Molecular Biology, and Molecular and Cellular Biology. Dr. Gilbert is a Carl M. Loeb University Professor Emeritus at Harvard University. He serves as a General Partner of BioVentures Investors II Investment Fund.

Peter D. Meldrum has been a Director of Myriad since its inception in May 1991 and has been our President and Chief Executive Officer since November 1991. Prior to joining us he was President and Chief Executive Officer of Founders Fund, Inc., a venture capital group specializing in the biotechnology industry. He received a Doctorate of Engineering (honorary) from the University of Utah in 2009, a Doctorate of Science (honorary) from Westminster College in 2004, an M.B.A. from the University of Utah in 1974, and a B.S. in Chemical Engineering from the University of Utah in 1970.

Mark H. Skolnick, Ph.D., a scientific founder of Myriad, has been a Director since our inception in 1991 and has served as Chief Scientific Officer since 1997. Dr. Skolnick and several colleagues were the first to conceive of using restriction fragment length polymorphism technology as genetic markers, a breakthrough that underpinned the Human Genome Project. He received his Ph.D. in Genetics from Stanford University in 1975, and a B.A. in Economics from the University of California at Berkeley in 1968.

Lawrence C. Best, a Director of Myriad since September 2009, is the Chairman and Founder of OXO Capital LLC, an investment firm focused on life sciences and therapeutic medical device companies, since 2007. Mr. Best joined Boston Scientific Corporation in 1992 and served for 15 years as the Executive Vice President-Finance & Administration and Chief Financial Officer. Prior to joining Boston Scientific, Mr. Best was a partner in the accounting firm of Ernst & Young, where he specialized in serving multinational companies in the high technology and life sciences fields. He served a two-year fellowship at the SEC from 1979 to 1981 and a one-year term as a White House-appointed Presidential Exchange Executive in Washington, D.C. He currently serves on the Board of Directors of Haemonetics Corp. and is a founding director of the President’s Council at Massachusetts General Hospital. Mr. Best received a B.B.A. degree from Kent State University.

Dennis H. Langer, M.D., J.D., has been a Director of Myriad since May 2004. Since August 2005, Dr. Langer has served as Managing Partner of Phoenix IP Ventures, LLC. From January 2004 to July 2005, Dr. Langer served as President, North America for Dr. Reddy’s Laboratories, Inc. From September 1994 until January 2004, Dr. Langer held several high-level positions at GlaxoSmithKline, and its predecessor, SmithKline Beecham, including most recently as a Senior Vice President of Research and Development. He has a broad base of experience in innovative R&D companies such as Eli Lilly, Abbott and GD Searle. He is also a Clinical Professor at the Department of Psychiatry, Georgetown University School of Medicine. Dr. Langer received a J.D. (cum laude) from Harvard Law School, an M.D. from Georgetown University School of Medicine, and a B.A. in Biology from Columbia University. Dr. Langer currently serves on the Board of Directors of Auxilium Pharmaceuticals, Inc., and Myriad Pharmaceuticals, Inc.

S. Louise Phanstiel, a Director of Myriad since September 2009, held several important positions at WellPoint, Inc. from 1996 to 2007, including President, Specialty Products (2003 to 2007), Senior Vice President, Chief of Staff and Corporate Planning in the Office of the Chairman (2000 to 2003), and Senior Vice President, Chief Accounting Officer, Controller, and Chief Financial Officer for all WellPoint, Inc. subsidiaries, including Blue Cross of California (1996 to 2000). Previously, Ms. Phanstiel was a partner at the international services firm of Coopers and Lybrand where she served clients in life and property/casualty insurance, high technology, and higher education. Ms. Phanstiel formerly served on the Board of Directors of Inveresk Research Group, Inc. and Charles River Laboratories, Inc. Ms. Phanstiel received a B.A. degree in Accounting from Golden Gate University and is a Certified Public Accountant.

Linda S. Wilson, Ph.D., a Director of Myriad since October 1999, served as President of Radcliffe College, Cambridge, MA from 1989 to 1999. Dr. Wilson has also served as Vice President for Research, University of

Michigan, and as Associate Vice Chancellor for Research and Associate Dean of the Graduate College, University of Illinois. Dr. Wilson is a member of the Institute of Medicine of the National Academy of Sciences. She served six years on the Board of Visitors of the University of Wisconsin College of Letters and Science. She served on the Boards of Directors for INACOM, Inc. and ICANN (the Internet Corporation for Assigned Names and Numbers) until June 2003. Dr. Wilson received her Ph.D. in Chemistry from the University of Wisconsin and her B.A. in Chemistry from Newcomb College, Tulane University.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Myriad, either directly or indirectly. Based on this review, our Board has determined that the following members of the Board are “independent directors” as defined by The Nasdaq Stock Market LLC: Mr. Attiyeh, Mr. Belle, Mr. Best, Dr. Gilbert, Dr. Henderson, Dr. Langer, Ms. Phanstiel, and Dr. Wilson.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the fiscal year ended June 30, 2009 (“Fiscal 2009”) there were seven meetings of the Board of Directors, and the various committees of the Board met a total of 21 times. No director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he or she served during Fiscal 2009, except Dr. Skolnick who attended five of the seven meetings of the Board held during Fiscal 2009. The Board has adopted a policy under which each member of the Board is encouraged but not required to attend each annual meeting of our stockholders. At the time of our 2008 annual meeting of stockholders we had eight board members, all of whom attended the 2008 annual meeting.

Audit Committee. Our Audit Committee met six times during Fiscal 2009. This committee currently has five members, Mr. Attiyeh (Chairman), Mr. Belle, Mr. Best, Ms. Phanstiel, and Dr. Wilson. Mr. Attiyeh and Mr. Belle served on the Audit Committee during Fiscal 2009 and will continue to serve until the 2009 Annual Meeting, but are not standing for re-election. After the 2009 Annual Meeting Ms. Phanstiel will be the new Chair of the Audit Committee. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews annual financial statements, considers matters relating to accounting policy and internal controls, reviews the scope of annual audits, and monitors our processes for complying with laws, regulations, and our Code of Conduct. Our Board of Directors has determined that all members of the Audit Committee satisfy the current independence standards promulgated by the SEC and by The Nasdaq Stock Market LLC, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Attiyeh, Ms. Phanstiel, and Mr. Best are “audit committee financial experts,” as the SEC has defined that term in Item 407 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). A copy of the Audit Committee’s written charter is publicly available on the Investor Relations—Corporate Governance section of our website at www.myriad.com.

Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

Compensation Committee. Our Compensation Committee met four times during Fiscal 2009. This committee currently has three members, Dr. Langer (Chairman), Dr. Gilbert, and Dr. Henderson. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. The Compensation Committee also is responsible for evaluating and determining the compensation of our Chief Executive Officer, and conducts its decision making process with respect to that issue without the Chief Executive Officer present. Our Board of Directors has determined that all members of the Compensation Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market LLC.

The Compensation Committee is charged with establishing a compensation policy for our executives and directors that is designed to attract and retain the best possible executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our Compensation Committee is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The Compensation Committee meets at least three times per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of executive compensation matters, the Compensation Committee may delegate any of the powers given to it to a subcommittee of the Committee. A copy of the Compensation Committee’s written charter is publicly available on the Investor Relations—Corporate Governance section of our website at www.myriad.com.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers, is included below in the section entitled “Executive Compensation—Compensation Discussion and Analysis.” In addition, we retained Radford Surveys + Consulting for the purpose of providing competitive market data on the compensation of executive officers at comparable companies within our industry and to provide the Compensation Committee an analysis of, and recommendations for, cash and equity compensation for the President and CEO and executive officers of the Company.

Please also see the report of the Compensation Committee set forth elsewhere in this proxy statement.

Nominating and Governance Committee. Our Nominating and Governance Committee met 11 times during Fiscal 2009. This committee currently has three members, Dr. Wilson (Chair), Mr. Belle, and Dr. Langer. This committee’s role and responsibilities are set forth in the Nominating and Governance Committee’s written charter and includes evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, identifying and evaluating potential candidates and recommending to the Board the director nominees for election, developing and recommending to the Board corporate governance guidelines applicable to us, and reviewing and approving potential or actual conflicts of interest between our executive officers or members of the Board. The committee also oversees the annual Board performance evaluations, which may be submitted anonymously at the discretion of the Director concerned, as well as our policy on plurality voting for director elections, which is described in “Proposal 1—Election of Directors” of this proxy statement. The Board of Directors has determined that all members of the Nominating and Governance Committee qualify as independent under the definition promulgated by The Nasdaq Stock Market LLC.

The Nominating and Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election using the procedures set forth in our Restated By-laws, it must follow the procedures described below and in “Stockholder Proposals and Nominations For Director” at the end of this proxy statement. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the Nominating and Governance Committee, for each annual meeting, the Nominating and Governance Committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least 5% of our common stock for at least one year. All stockholder recommendations for proposed director nominees must be in writing to the Nominating and Governance Committee, care of Myriad’s Secretary at 320 Wakara Way, Salt Lake City, Utah 84108, and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s annual meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•	the name, address and telephone number of the recommending stockholder;

•	the number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

•

if the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC, together with a statement of the length of time that the shares have been held); and

•	a statement from the recommending stockholder as to a good faith intention to continue to hold such shares through the date of the next annual meeting.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	the information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act;

•	a description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•	a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding the company; and

•	the contact information of the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the board and to the governance of Myriad and must state whether, in its view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the Nominating and Governance Committee and interviewed if the committee chooses to do so in its discretion, and (ii) if nominated and elected, to serve as a director.

For all potential candidates, the Nominating and Governance Committee may consider all factors it deems relevant, including the following threshold criteria:

•	candidates should possess the highest personal and professional standards of integrity and ethical values;

•	candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

•	candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of Myriad;

•

candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•	candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•

candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including, governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

•	candidates must have, and be prepared to devote, adequate time to the Board of Directors and its committees.

In addition, the Nominating and Governance Committee will also take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the SEC and by The Nasdaq Stock Market LLC.

A copy of the Nominating and Governance Committee’s written charter is publicly available on the Investor Relations—Corporate Governance section of our website at www.myriad.com.

The descriptions of our corporate governance policies contained in this proxy statement are qualified in their entirety and subject to the terms of such policies as modified by the Board of Directors from time to time. The following corporate governance documents are publicly available on the Investor Relations—Corporate Governance section of our website at www.myriad.com:

•	Corporate Governance Principles;

•	Corporate Code of Conduct and Ethics;

•	Nominating and Governance Committee Charter;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Policy on Annual Shareholder Meeting Attendance by Directors;

•	Policy on Security Holder Communications with Directors;

•	Policy on Security Holder Recommendation of Candidates for Election as Directors;

•	Procedures for Security Holders Submitting Nominating Recommendations;

•	Policy Regarding Qualifications of Directors;

•	Policy For Handling Complaints Regarding Accounting and Auditing Matters and Code of Conduct Matters;

•	Policy on Plurality Vote for Director Elections;

•	Policy on Limiting Service on Public Company Boards;

•	Policy on New Director Orientation;

•	Policy on Continuing Education for the Board; and

•	Policy on Related Person Transactions.

Compensation Committee Interlocks and Insider Participation. Our Compensation Committee currently has three members, Dr. Langer (Chairman), Dr. Gilbert, and Dr. Henderson. No member of our Compensation Committee has at any time been an employee of ours. None of our executive officers is a member of the Compensation Committee, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-3600. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to the Chairman of the Board or a designated member of the Board at 320 Wakara Way, Salt Lake City, Utah 84108. Communications will be distributed to the Board, to the Nominating and Governance Committee, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;

•	resumes and other forms of job inquiries;

•	surveys; and

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Position
Peter D. Meldrum	62	President and Chief Executive Officer
Mark C. Capone	47	Chief Operating Officer, Myriad Genetic Laboratories, Inc.
Gregory C. Critchfield, M.D.	57	President, Myriad Genetic Laboratories, Inc.
James S. Evans	46	Chief Financial Officer and Treasurer
Robert G. Harrison	43	Chief Information Officer
Jerry S. Lanchbury, Ph.D.	50	Executive Vice President of Research
Richard M. Marsh, Esq.	51	Executive Vice President, General Counsel and Secretary
Mark H. Skolnick, Ph.D.	63	Chief Scientific Officer

Peter D. Meldrum. Please see biography above under “Management—The Board of Directors.”

Mark C. Capone, Chief Operating Officer since February 2006 of Myriad Genetics Laboratories, Inc., a wholly owned subsidiary of Myriad, joined us in October 2002 as our Vice President of Sales. Prior to joining Myriad, Mr. Capone served 17 years with Eli Lilly and Company, where he held positions as Product Development Manager, Manufacturing Plant Manager, and Area Sales Director. Mr. Capone received his B.S. degree in Chemical Engineering from Penn State University, graduating with highest distinction, his M.S. degree in Chemical Engineering from Massachusetts Institute of Technology, and his M.S. in Management from Massachusetts Institute of Technology.

Gregory C. Critchfield, M.D., President of Myriad Genetic Laboratories, Inc., a wholly owned subsidiary of Myriad, joined us in July 1998. Dr. Critchfield previously served as Senior Vice President, Chief Medical and Science Officer of Quest Diagnostics (formerly Corning Clinical Laboratories). Prior to Quest Diagnostics, Dr. Critchfield was Director of Clinical Pathology for Intermountain Health Care. Dr. Critchfield received his M.D. from the University of Utah and his M.S. in Biophysical Sciences from the University of Minnesota. He is Board Certified in clinical pathology.

James S. Evans, Chief Financial Officer and Treasurer, joined us in 1995. Mr. Evans served as Myriad’s Corporate Controller from 1995 until July 2005 when he was named Vice President, Finance, a position he held until November 2007 when he was named Chief Financial Officer. Mr. Evans began his career in the Audit/Attestation division of the international accounting firm of KPMG, LLP where he held several positions. He worked as the Controller for Genmark, Inc. and Shaperite Concepts, Ltd. prior to joining Myriad. Mr. Evans received a Bachelor of Science and Master of Accounting degrees from Brigham Young University in 1987 and is a Certified Public Accountant licensed in the State of Utah.

Robert G. Harrison, Chief Information Officer, joined Myriad in 1996. Mr. Harrison served as Myriad’s Network Administrator from 1996 to 2000. He was then named Director of Information Systems and Technology from 2000 until January 2005. He was then named Vice President of Information Systems and Technology, a position he held until January 2008 when he was named Chief Information Officer. Mr. Harrison began his career in IT working for several private companies and consulting firms where he held several positions in technical support, sales and management capacities. Mr. Harrison received a Bachelor of Science degree in Business Administration with a minor in Computer Science from the University of Utah in 1994.

Jerry S. Lanchbury, Ph.D., Executive Vice President of Research, joined us in September 2002. Dr. Lanchbury came to us from GKT School of Medicine, King’s College where he had served as Reader in Molecular Immunogenetics and Head of Molecular Immunogenetics Unit since 1997. Dr. Lanchbury earned his Ph.D. from the University of Newcastle upon Tyne and 1st Class Honours, B.Sc. “Biology of Man & his Environment” degree from the University of Aston.

Richard M. Marsh, Esq., Executive Vice President, General Counsel and Secretary, joined us in November 2002. Mr. Marsh previously served as Director of Intellectual Property (2001-2002), Acting General Counsel and Secretary (2000-2001), and Director of Commercial Legal Affairs (1998-2000) for Iomega Corporation. Mr. Marsh served as a partner with the law firm of Parsons, Behle & Latimer in Salt Lake City from 1989 to 1998. Mr. Marsh received a LL.M. degree in Taxation from Georgetown University Law Center, a J.D. degree, magna cum laude, from Thomas M. Cooley Law School, and a B.S. degree in Accounting from Brigham Young University, and was formerly a Certified Public Accountant.

Mark H. Skolnick, Ph.D. Please see biography above under “Management—The Board of Directors.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The primary objectives of our Compensation Committee in establishing and maintaining our executive compensation programs are to:

•	attract and retain the best possible executive talent;

•	motivate our executive officers to enhance our growth and profitability;

•	increase long-term shareholder value; and

•

reward the executive officers for their contribution to our growth, profitability and increased shareholder value through the recognition of individual leadership, initiatives, achievements and other contributions.

The specific directives of the Compensation Committee are to provide appropriate short- and long-term compensation and incentives, in the form of cash and equity, that motivate and reward the accomplishment of individual and corporate objectives and which align executive officer compensation with creation of shareholder value. To achieve these objectives, the Compensation Committee has adopted and implements a compensation plan that bases a substantial portion of our executive officers’ compensation on our operational performance, including progress in our research and product development programs, growth in revenue and profits, and increase in shareholder value.

Formulating and Setting Executive Compensation

The Compensation Committee is responsible for formulating, evaluating and approving the compensation, including the award of equity compensation, for our executive officers, including our President and CEO. The Compensation Committee also assists the full Board in establishing and administering appropriate incentive compensation and equity-based plans.

To assist in carrying out its responsibilities, the Compensation Committee utilizes publicly available compensation data and subscription compensation survey data for national and regional companies in the biotechnology and life science industry. This year, as in prior years, the Compensation Committee retained the consulting firm, Radford Surveys + Consulting (“Radford”), for the purpose of providing competitive market data on the compensation of executive officers at comparable companies within our industry and to provide the Compensation Committee an analysis of, and recommendations for, cash and equity compensation for the President and CEO and executive officers of the Company (hereinafter the “Radford Report”). We believe that this information provides us appropriate compensation data and benchmarks as it is derived from companies which are in our industry, share similar corporate structures, and are in similar development and operational stages. As part of its engagement, Radford also suggested certain modifications and alternatives for compensation, but we decided that there were not any qualitative changes that would materially enhance the achievement of our compensation goals.

As a basis for the source market data for its report on executive compensation, Radford utilized compensation data from two peer groups. The first is a group of 15 peer companies consisting of the following:

ABRAXIS BIOSCIENCE	ALEXION PHARMACEUTICALS	AMYLIN PHARMACEUTICALS
BIOMARIN PHARMACEUTICAL	CELGENE	CEPHALON
CUBIST PHARMACEUTICALS	GEN-PROBE	ISIS PHARMACEUTICALS
MEDICIS PHARMACEUTICAL	OSI PHARMACEUTICALS	REGENERON PHARMACEUTICALS
SEPRACOR	THE MEDICINES COMPANY	VERTEX PHARMACEUTICALS

This first peer group was selected on the basis of several factors to achieve a peer group representative of our industry. These factors included number of employees, market value, revenues, net income, and product pipeline. To the extent available, Radford derived cash and equity compensation information for this first peer group from publicly available regulatory filings, including proxy statements. Radford also derived cash and equity compensation information for this first peer group from survey data collected by Radford, except for Abraxis BioScience Inc. for which no survey data was collected.

The second peer group consisted of the following 47 companies from Radford’s Global Life Sciences Executive Compensation Survey:

AFFYMETRIX	IMPAX LABORATORIES	R&D SYSTEMS
ALKERMES	INVITROGEN	REGENERON PHARMACEUTICALS
AMYLIN PHARMACEUTICALS	JOHNSON & JOHNSON PHARM R&D	SANOFI PASTEUR
BARR PHARMACEUTICALS	KING PHARMACEUTICALS	SCIELE PHARMA
BIOGEN IDEC	KV PHARMACEUTICAL	SEPRACOR
BIOMARIN PHARMACEUTICAL	LEXICON PHARMACEUTICALS	SHIRE PHARMACEUTICALS
BIO-RAD LABORATORIES	MANNKIND	SYMYX TECHNOLOGIES
CELGENE	MARTEK BIOSCIENCES	TEVA NEUROSCIENCE
CEPHALON	MEDAREX	TEVA PHARMACEUTICALS USA
ELAN	MILLENNIUM	VALEANT PHARMACEUTICALS INTL
EXELIXIS	MILLIPORE	VERTEX PHARMACEUTICALS
FOREST LABORATORIES	NOVARTIS INST/FUNCTIONAL GENOMICS	WARNER CHILCOTT
GEN-PROBE	NOVARTIS VACCINES & DIAGNOSTICS	WATSON PHARMACEUTICALS
GILEAD SCIENCES	NOVEN PHARMACEUTICALS	ZYMOGENETICS
GLAXOSMITHKLINE	PAR PHARMACEUTICALS
HUMAN GENOME SCIENCES	QIAGEN SCIENCES
ILLUMINA

This second peer group was selected as being representative of companies in Radford’s Global Life Sciences Executive Compensation Survey of a similar size to us based on number of employees and similar business structures. Radford derived cash and equity compensation information for this second peer group from survey data collected by Radford.

Radford determined a composite average of cash and equity compensation at the 50th, 75th and 90th percentiles for each of our executive officer categories by averaging the compensation data from the two peer groups (the “Composite Peer Group”). The composite average compensation was determined by weighting the compensation data from the first peer group by 50% and the second peer group by 50%. When no proxy data was available for a specific executive officer position in the first peer group, then the Radford survey data was used. Additionally, because the cash compensation data for the peer groups was determined utilizing the then available calendar year 2008 data, Radford adjusted the cash compensation in its report to account for timing differences between the 2008 calendar year end source data and our June 30th fiscal year end. Given that our yearly salary adjustments and bonus are effective July 1st, Radford applied a factor of 2.0% to update the cash compensation data to calendar year end 2009 to position our peer group cash compensation data to lead the market for the first half of our fiscal 2010 and lag the market for the second half of our fiscal 2010.

Utilizing the data provided us in the Radford Report, we analyzed, amongst other criteria, the average salary and incentive bonus compensation and average equity compensation (using the Black Scholes value of options), at each of the executive officer levels at the 50th, 75th and 90th percentile range from our Composite Peer Group. We also analyzed our gross equity burn rate, issued equity overhang and total equity overhang at the 50th-75th percentile range as compared to the 15 companies reported in our first peer group of companies.

Additionally, we reviewed the 2008 Radford Global Life Sciences Survey data to compare the executive compensation reported between the 50th-75th percentile range to our executive compensation being determined by the Compensation Committee. The 2008 Radford Global Life Sciences Survey data is a separate survey report provided to us based on companies in the life science industry of comparable size (above 500 employees). The Compensation Committee uses this survey information to evaluate the competitive nature of the compensation provided to our executive officers, including annual salary, bonus and equity grants, and to make adjustments where deemed appropriate.

The Compensation Committee has approved a pay-for-performance philosophy for the compensation of our executive officers which is intended, in general, to provide base salary, bonus and total compensation within the 50th to 75th percentile of comparable companies in our industry; however, when deemed appropriate due to inadequate market data and/or in the case of outstanding performance, we may award compensation above the 75 th percentile. The comparable group of companies on which we rely for this determination is the Composite Peer Group compiled by Radford. We also use the information provided by the 2008 Radford Global Life Sciences Survey to corroborate our determinations. Within the scope of this pay-for-performance philosophy, we have determined the various components of each executive’s initial compensation package based on various factors, including: the executive’s particular background, training and relevant work experience; the executive’s role and responsibilities and the compensation paid to similar persons in comparable companies represented in the compensation data that we utilized; the demand for individuals with the executive’s specific talents and expertise and our ability to attract and retain comparable talents; the performance goals and other expectations of the executive for the position; and the comparison to other executives within our Company having similar skills and experience levels and responsibilities.

Establishment of Management Business Objectives

The Compensation Committee has implemented an annual management performance program for the purpose of establishing annual performance objectives for our executive officers to align their performance with the overall goals and objectives for the Company. This process commences in the fourth quarter of each fiscal year as each executive officer meets with our President and CEO to establish annual Management Business Objectives, or MBOs, for the ensuing fiscal year. After review and discussion, our President and CEO finalizes the executive officer’s MBOs for the ensuing fiscal year. Similarly, our President and CEO meets with the Compensation Committee at the end of each fiscal year to establish his MBOs for the ensuing fiscal year which, after review and discussion, are finalized by the Compensation Committee. During the fiscal year additional MBOs may be given to an executive officer, including our President and CEO. All executive officer MBOs are reported to the independent members of the Board of Directors. At the end of the ensuing fiscal year, each executive officer’s performance for the fiscal year is reviewed, including an assessment by management and the Compensation Committee of the achievement of each executive officer’s respective MBOs. At this time, our President and CEO recommends to the Compensation Committee an annual cash incentive bonus amount and salary adjustment for the executive officers, other than himself. The Compensation Committee, after further review and discussion with our President and CEO, then determines the annual cash incentive bonus for the concluding fiscal year and base salary amount for the ensuing fiscal year for the executive officers, other than our President and CEO. In the case of our President and CEO, the Compensation Committee makes its review and determinations without any recommendations from our President and CEO, who is not present in any portions of the meetings of the Compensation Committee where his compensation is reviewed, discussed and approved. The annual cash incentive bonus amount and salary adjustments for the executive officers are reported to the independent members of the Board of Directors.

The individual MBOs for our named executive officers for fiscal year 2009 were as follows:

Peter D. Meldrum, President and CEO—manage the Company to achieve designated financial targets of total molecular diagnostic revenues, gross profit margins and net income for the fiscal year; recommend to the Board strategic options for the Company for balancing molecular diagnostic and pharmaceutical operations and implement Board directives; achieve specified target for launch of new molecular diagnostic product and filing of new drug candidate IND; achieve specified targets for development of Azixa™ and HIV drug candidates;

manage the Company to support the long term growth of the molecular diagnostic and pharmaceutical businesses and ensure that the Company has the necessary human resources and capital to support commercialization of new product launches; and the successful completion of the separation and spin-off of the Company’s research and drug development businesses and the establishment of Myriad Pharmaceuticals, Inc., or MPI, as an independent, publicly traded company.

Mark C. Capone, Chief Operating Officer, Myriad Genetic Laboratories, Inc.—achieve designated financial targets for molecular diagnostic revenues; achieve designated target for gross profit margins for molecular diagnostic operations; achieve designated targets for new molecular diagnostic product launch during the fiscal year and development of product pipeline; achieve designated target for molecular diagnostic revenues from the Women’s Health sector; and successful launch of Buccal (cheek swab) BRACAnalysis testing and specimen collection kit.

Gregory C. Critchfield, M.D., President, Myriad Genetic Laboratories, Inc.—achieve designated financial targets for molecular diagnostic revenues; achieve designated targets for new molecular diagnostic product launch during the fiscal year and development of product pipeline; completion and publication of specified clinical trials for molecular diagnostic products; achieve designated target for gross profit margins and net operating profits for molecular diagnostic operations; completion of informatics initiatives to improve operational efficiencies; and achieve target bad debt expense levels from operations.

James S. Evans, Chief Financial Officer and Treasurer—work with shareholders and industry review organizations to support proposed annual increase in authorized shares for our equity plans; manage and coordinate the construction of Phase V building project for timely completion within target budget; achieve specified target goals for reduction in receivables collection period, reductions in average days sales outstanding for receivables and reduction in bad debt; achieve specified target goals of identifying viable product/company acquisition candidates; analyze strategic options for the Company for balancing molecular diagnostic and pharmaceutical operations and implement Board directives; and the successful completion of the separation and spin-off of the Company’s research and drug development businesses and the establishment of MPI as an independent, publicly traded company.

Adrian N. Hobden, Ph.D., President, Myriad Pharmaceuticals, Inc.—manage Phase 2 clinical trials for Azixa for timely completion; initiate Phase 2 study for HIV drug candidate; IND submission for at least one new drug candidate and timely complete its Phase 1 clinical trial; identify at least two additional drug candidates, complete pre-clinical trials, and prepare both candidates for IND submission; completion of licensing deal for MPC-0920; and the successful completion of the separation and spin-off of the Company’s research and drug development businesses and the establishment of MPI as an independent, publicly traded company.

Richard M. Marsh, Executive Vice President, General Counsel and Secretary—manage legal support function for molecular diagnostic operations, including regulatory compliance and accomplishment of specified operational initiatives; manage legal support function for pharmaceutical operations, including regulatory compliance; manage secretarial role for the Company, the Board and Committee functions; achieve specified targets for the Company’s intellectual property portfolio; manage the Company’s litigation risk; manage legal department within target budget goals; and the successful completion of the separation and spin-off of the Company’s research and drug development businesses and the establishment of MPI as an independent, publicly traded company.

Role of Management in Our Compensation Program

Our management, including our President and CEO, supports the Compensation Committee, attends portions of its meetings upon request, and performs various administrative functions at its request. Our President and CEO provides input to the Compensation Committee on the effectiveness of our compensation program and makes specific recommendations as to the base salary amounts, annual cash incentive bonus amounts and stock option grants for the executive officers, other than for himself. Except for our President and CEO, no executive officer is present when the Compensation Committee discusses and determines the salary and bonus amounts and equity compensation to be awarded to the executive officers. Our President and CEO is excused from all meetings, and is not present, where matters pertaining to his compensation are discussed and approved by the Compensation Committee.

At the end of each fiscal year, our President and CEO evaluates the annual performance of each of our executive officers, including an assessment of the accomplishment of each executive officer’s MBOs, and submits his recommendations to the Compensation Committee which then determines an annual cash incentive bonus amount for the concluding fiscal year and the base salary amount for the ensuing fiscal year for each of the executive officers. In September and February of each fiscal year, our President and CEO also makes recommendations to the Compensation Committee for stock option awards based on the performance of the executive officers to date, including progress on accomplishing MBOs. Annual salaries, annual bonuses and equity grants for the executive officers are granted within the discretion of the Compensation Committee.

In the case of our President and CEO, his individual performance is reviewed and evaluated by the Compensation Committee at the end of each fiscal year with respect to his annual cash incentive bonus amount for the concluding fiscal year and base salary for the ensuing fiscal year, and in September and February of each year with respect to stock option awards. For the compensation, including the award of equity compensation, of our President and CEO, the Compensation Committee is responsible for (i) reviewing and approving corporate goals and objectives relevant to him, (ii) evaluating his performance in light of these goals and objectives, and (iii) determining and approving his compensation based on this evaluation.

Elements of our Compensation Program and Annual Performance Evaluations

The compensation program for our executive officers consists principally of base salary, an annual cash incentive bonus, long-term compensation in the form of stock options, and certain severance and termination benefits. We believe that these elements of our compensation policy strike an appropriate balance to incentivize and reward our executive officers for ongoing, short-term and long-term performance. An annual base salary provides the foundation of our compensation program and ensures that the executive officer is being paid ongoing compensation which allows us to attract and retain high-quality talent. The annual cash incentive bonus forms an important part of our compensation strategy by providing an incentive to reward short-term performance as measured by Company performance and accomplishment of individual MBOs. Stock option awards also form an important part of our compensation strategy. These equity grants reward our executive officers for the long-term performance of Myriad, and help to ensure that our executive officers have a stake in our long-term success by providing an incentive to improve our overall growth and value as measured by our stock price. This aligns the executive officer’s interests with stockholders’ long-term interests. Finally, we have entered into retention agreements with each of our executive officers to provide certain severance and termination benefits following a change in control to ensure our executive officers are motivated to stay with us during periods of uncertainty.

The Compensation Committee, in collaboration with management, attempts to develop an overall compensation program that incentivizes the executive officers to achieve their objectives without encouraging them to take excessive risks to the business. We believe this is accomplished through the balance of the various elements of our compensation program, including the establishment of annual MBOs for each of the executive officers to appropriately guide their performance objectives.

Base Salary

Base salaries for executive officers are based on various factors, including the scope of their role and responsibilities and their particular background, training and relevant work experience, taking into account the compensation paid to similar positions in comparable companies represented in the compensation data that we utilized, and also considering the demand for individuals with the executives’ specific talents and expertise and our ability to attract and retain comparable talents. We believe that the base salaries for our executive officers should generally be in the 50th to 75th percentile range of salaries for executives in similar positions and with similar responsibilities in comparable companies in our industry as represented in the compensation data we utilized; however, when deemed appropriate due to inadequate market data and/or in the case of outstanding performance, we may set base salary above the 75th percentile. An executive’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total compensation is in line with our overall compensation philosophy.

Each year we evaluate base salaries as part of our management performance program, and establish each executive’s base salary for the ensuing year. In establishing base salaries, we assess the executive officer’s performance in each of the areas in which individual MBOs were established, the financial performance of Myriad in the areas of responsibility of the executive officer, the overall financial performance of Myriad and other significant accomplishments and contributions of the executive officer. We also review and determine if there are any significant differences in the compensation of an executive officer compared to similar positions with the comparable companies in our industry as represented in the compensation data we utilized. We adjust annual base salaries if we deem such an adjustment is warranted based on the performance and contribution of the executive officer, differences in comparable market salaries, changes in the scope of responsibilities of the executive officer, or internal pay inequities.

Based on the foregoing, including our evaluation of the corporate developments and events that occurred during fiscal year 2009 and an assessment of each executive officer’s performance of individual MBOs for fiscal year 2009, we increased the base salaries for our named executive officers for fiscal year 2010 as follows:

Name and Position	Fiscal 2009 Base Salary ($)	Fiscal 2010 Base Salary ($)	% Increase
Peter D. Meldrum President and Chief Executive Officer	800,000	832,000	4%

Mark C. Capone Chief Operating Officer, Myriad Genetic Laboratories, Inc.	360,000	375,000	4%

Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	550,000	565,000	3%

Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	535,000	*	—

James S. Evans Chief Financial Officer and Treasurer	375,000	400,000	7%

Richard M. Marsh Executive Vice President, General Counsel and Secretary	360,000	385,000	7%

*	In connection with the separation and spin-off by Myriad of MPI on June 30, 2009, Dr. Hobden’s employment relationship with Myriad ceased effective June 30, 2009.

Annual Cash Incentive Bonus

An important part of our compensation program for our executive officers is an annual performance-based cash incentive bonus. This practice is designed to enable us to attract and retain executive level talent, as well as providing variable compensation to incentivize and reward executives for ongoing performance which provides a contemporaneous benefit to our overall operations and successes. The cash incentive bonus amount is determined annually as part of our management performance program. As a part of this review, we assess the executive officer’s performance in each of the areas in which individual MBOs were established, our financial performance in the areas of responsibility of the executive officer, our overall financial performance and other significant accomplishments and contributions of the executive officer. We also review and determine if there are any significant differences in the annual bonus of an executive officer compared to similar positions with the comparable companies in our industry as represented in the compensation data we utilized. We change the cash incentive bonuses if we deem such an adjustment is warranted based on the performance and contribution of the executive officer, differences in comparable market data, significant accomplishments for the year, changes in the scope of responsibilities of the executive officer, or internal pay inequities. Historically, the annual cash incentive bonus amount has been determined at the discretion of the Compensation Committee.

For purposes of determining the cash incentive bonus for executive officers for fiscal 2009, at the end of the fiscal year, the Compensation Committee decided to utilize a formulaic approach, based on a target incentive bonus as a percentage of base salary, Company performance and the achievement of individual MBOs. Utilizing the compensation data from our peer group from the Radford Report, the Compensation Committee established a target incentive bonus as a percentage of base salary for each executive officer. The cash incentive bonus amount for each executive officer was then determined based on the following formula: annual base salary of the executive officer times (a) the executive officer’s applicable target incentive bonus target percentage, as adjusted by the Compensation Committee based on Company performance by a factor up to 130%, and times (b) the executive officer’s Performance Goals score (up to 100%—based on degree of accomplishment of MBOs as determined by the Compensation Committee).

Based on the Compensation Committee’s evaluation of Company performance, including the corporate developments and events that occurred during fiscal year 2009, revenue growth, profitability and enhancement of shareholder value, the Compensation Committee determined to adjust the target incentive bonus percentage by a factor of 125% for our President and CEO, and 130% for all other executive officers. Accordingly, based on the foregoing formula, and including our assessment of each executive officer’s performance of individual MBOs for fiscal year 2009, we determined the following cash incentive bonuses for our named executive officers for fiscal year 2009:

Name and Position	Target Incentive Bonus (% of base salary)	Formula Adjusted Target Incentive Bonus (% of base salary)	Performance Goals Score (as a %)	Fiscal 2009 Bonus Payments ($)
Peter D. Meldrum President and Chief Executive Officer	100	125	100	1,000,000

Mark C. Capone Chief Operating Officer, Myriad Genetic Laboratories, Inc.	45	58.5	100	210,000

Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	75	97.5	77	415,000

Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	75	97.5	45	285,000	*

James S. Evans Chief Financial Officer and Treasurer	55	71.5	100	265,000

Richard M. Marsh Executive Vice President, General Counsel and Secretary	45	58.5	100	210,000

*	Dr. Hobden’s annual cash incentive bonus was increased by $50,000 given his leadership role and contributions to the successful spin-off of MPI.

For fiscal 2010, the Compensation Committee decided to utilize the same formulaic approach to determining the annual cash incentive bonus for executive officers. Accordingly, the Compensation Committee established the following target incentive bonus percentages for our executive officers, which will be used in determining annual cash incentive bonus amounts for fiscal year 2010 performance.

Executive Officer	Target Incentive Bonus (% of Base Salary)
President and CEO	100%
Subsidiary President	70%
Chief Financial Officer	55%
Executive Vice President, General Counsel and Secretary	50%
Chief Scientific Officer	45%
Executive Vice President of Research	45%
Subsidiary Chief Operating Officer	45%
Chief Information Officer	40%

The actual cash incentive bonus amount for each executive officer for fiscal year 2010 will be based on the following formula: Annual base salary of the executive officer times (a) the executive officer’s applicable target incentive bonus percentage, as adjusted by the Compensation Committee based on Company performance by a factor of 0% to 130%, and times (b) the executive officer’s Performance Goals score (up to 100%—based on degree of accomplishment of MBOs as determined by the Compensation Committee).

Named Executive Officer Performance for Fiscal 2009

The salary adjustments for fiscal year 2010 and cash incentive bonuses for fiscal year 2009 were awarded to our named executive officers after determining the level to which each individual officer satisfied his annual MBOs for fiscal year 2009 and in light of his relative contribution to the overall success and accomplishments of the Company. We also determined these amounts to maintain, in general, parity within the 50-75% of salary and incentive bonus from our Composite Peer Group reflected by the compensation data we utilized.

President and CEO. The Compensation Committee determined that Mr. Meldrum had accomplished all of his MBOs and gave him a Performance Goal score of 100% based, in part, on:

•	our achievement of record quarterly and annual revenues for our molecular diagnostic products;

•	continued achievement of consecutive profitable quarters and fiscal years;

•	increase in our share price;

•	successful split of our common stock;

•	successful separation of research and drug development businesses and spin-off of MPI;

•	successful management of our molecular diagnostic business and progress on new product introductions, including the introduction of PREZEON™ and OnDose™ personalized medicine products; and

•

successful management of our therapeutic operations and progress in our therapeutic pipeline, including progress of Phase II trials for Azixa and completion of a Phase I trial for Vivecon™, and the acquisition of the Bevirimat™ drug candidate.

As indicated in the Radford Report, Mr. Meldrum’s fiscal 2009 salary was between the 50th and 75th percentile of our Composite Peer Group, and his total annual cash compensation (fiscal 2009 salary and fiscal 2008 cash incentive bonus) was also between the 50th and 75th percentile for our Composite Peer Group. Based on Mr. Meldrum’s performance and positive contribution to the Company, Mr. Meldrum received a Performance Goal score of 100%, his base salary for fiscal 2010 was increased by approximately 4% to $830,000 which is between the 50th and 75th percentile of our Composite Peer Group, and his fiscal 2009 incentive bonus was increased by approximately 38% to $1,000,000. The increase in Mr. Meldrum’s fiscal 2009 cash incentive bonus was reflective of the accomplishment of all his MBOs. Mr. Meldrum’s total annual cash compensation, based on fiscal 2010 salary and fiscal 2009 cash incentive bonus, is also between the 50th and 75th percentile of our Composite Peer Group.

Other Named Executive Officers. Except as noted below, the Compensation Committee determined that the named executive officers, also accomplished all, or substantially all, of their respective MBOs based, in part, on:

•	our achievement of record quarterly and annual revenues for our molecular diagnostic products;

•	improved gross profit and operating margins for our molecular diagnostic products;

•	achievement of consecutive profitable quarters and fiscal year;

•	increase in our share price;

•	successful separation of research and drug development businesses and spin-off of MPI;

•	successful split of the our common stock;

•	progress in our research and development programs, including the introduction of new pharmaceutical product candidates for pre-clinical studies;

•	progress in our product pipeline, including the anticipated movement of pre-clinical compounds into human clinical trials;

•	progress of Phase II trials for Azixa;

•	completion of a Phase I trial for Vivecon;

•	acquisition of the Bevirimat drug candidate;

•	the introduction of Buccal BRACAnalysis™ testing and specimen collection kits;

•	the introduction of the PREZEON and OnDose personalized medicine products; and

•	improvements to our manufacturing and laboratory operations measured by productivity metrics.

As indicated in the Radford Report, Mr. Capone’s fiscal 2009 salary was above the 90th percentile of our Composite Peer Group, and his total annual cash compensation (fiscal 2009 salary and fiscal 2008 cash incentive bonus) was above the 90th percentile for our Composite Peer Group. Based on Mr. Capone’s performance and positive contribution to the Company, Mr. Capone received a Performance Goal score of 100%, his base salary for fiscal 2010 was increased by approximately 4% to $375,000 which is above the 90th percentile of our Composite Peer Group, and his fiscal 2009 cash incentive bonus was increased by approximately 17% to $210,000. The increase in Mr. Capone’s fiscal 2009 cash incentive bonus was reflective of the accomplishment of all his MBOs. Mr. Capone’s total annual cash compensation, based on fiscal 2010 salary and fiscal 2009 cash incentive bonus, is above the 90th percentile of our Composite Peer Group. Radford had limited source compensation data for a Chief Operating Officer of an operating subsidiary and thus the 50th and 75th percentile groups were essentially the same in the Radford Report for our Composite Peer Group for this category of executive officer. We concluded that the Radford Report data, as determined for this category of executive officer, reflected an inappropriately low comparison at the 50th and 75th percentiles, and thus we awarded compensation above the 75th percentiles set forth in the Radford Report.

As indicated in the Radford Report, Dr. Critchfield’s fiscal 2009 salary was slightly above the 75th percentile of our Composite Peer Group, and his total annual cash compensation (fiscal 2009 salary and fiscal 2008 cash incentive bonus) was between the 75th and 90th percentile for our Composite Peer Group. Based on Dr. Critchfield’s performance and positive contribution to the Company, Dr. Critchfield received a Performance Goal score of 77%, his base salary for fiscal 2010 was increased by approximately 3% to $565,000 which is between the 75th and 90th percentile of our Composite Peer Group, and his fiscal 2009 cash incentive bonus was increased by approximately 3.75% to $415,000. Dr. Critchfield’s total annual cash compensation, based on fiscal 2010 salary and fiscal 2009 cash incentive bonus, is also between the 75th and 90th percentile of our Composite Peer Group. Radford had limited source compensation data for a President of an operating subsidiary and thus the 50th and 75th percentile groups were essentially the same in the Radford Report for our Composite Peer Group for this category of executive officer. We concluded that the Radford Report data, as determined for this category of executive officer, reflected an inappropriately low comparison at the 50th and 75th percentiles, and thus we awarded compensation above the 50th and 75th percentiles set forth in the Radford Report.

As indicated in the Radford Report, Mr. Evans’ fiscal 2009 salary was below the 50th percentile of our Composite Peer Group, and his total annual cash compensation (fiscal 2009 salary and fiscal 2008 cash incentive bonus) was between the 50th and 75th percentile for our Composite Peer Group. Based on Mr. Evans’ performance and positive contribution to the Company, Mr. Evans received a Performance Goal score of 100%, his base salary for fiscal 2010 was increased by approximately 7% to $400,000 which is slightly below the 50th percentile of our Composite Peer Group, and his fiscal 2009 cash incentive bonus was increased by approximately 60% to $265,000. Inasmuch as the annual cash incentive bonus amount is based on a target percentage of the officer’s base salary, the increase in Mr. Evans’ fiscal 2009 bonus compared to his fiscal 2008 bonus was due, in large part, to the increase in his underlying base salary used to determine the fiscal 2009 cash incentive bonus as a result of his appointment as our Chief Financial Officer in fiscal 2008. Additionally, Mr. Evans’ fiscal 2009 cash incentive bonus was reflective of the accomplishment of all his MBOs. Mr. Evans’ total annual cash compensation, based on fiscal 2010 salary and fiscal 2009 cash incentive bonus, is between the 50th and 75th percentile of our Composite Peer Group.

In connection with the separation and spin-off by Myriad of MPI, Dr. Hobden’s employment relationship with Myriad ceased effective June 30, 2009. Thus, there was no fiscal year 2010 salary determination made for Dr. Hobden. Based on Dr. Hobden’s performance and positive contribution to the Company during fiscal year 2009, Dr. Hobden received a Performance Goal score of 45%, and was awarded an incentive cash bonus of $285,000 which is a decrease from his prior fiscal year incentive cash bonus of $400,000. Mr. Hobden’s fiscal 2009 incentive bonus was negatively impacted by the failure to achieve MBOs related to pharmaceutical operations.

As indicated in the Radford Report, Mr. Marsh’s fiscal 2009 salary was below the 50th percentile of our Composite Peer Group, and his total annual cash compensation (fiscal 2009 salary and fiscal 2008 cash incentive bonus) was below the 50th percentile for our Composite Peer Group. Based on Mr. Marsh’s performance and positive contribution to the Company, Mr. Marsh received a Performance Goal score of 100%, his base salary for fiscal 2010 was increased by approximately 7% to $385,000 which is between the 50th and 75th percentile of our Composite Peer Group, and his fiscal 2009 cash incentive bonus was increased by approximately 31% to $210,000. Inasmuch as the annual cash incentive bonus is based on a target percentage of the officer’s base salary, the increase in Mr. Marsh’s fiscal 2009 incentive bonus was due, in part, to the increase in his underlying base salary used to determine the fiscal 2009 cash incentive bonus amount. Additionally, Mr. Marsh’s fiscal 2009 cash incentive bonus was reflective of the accomplishment of all his MBOs. Mr. Marsh’s total annual cash compensation, based on fiscal 2010 salary and fiscal 2009 cash incentive bonus, is between the 50th and 75th percentile of our Composite Peer Group.

Long-Term Incentives

To incentivize and reward long-term performance by our executives, we provide awards of stock options. These equity-based awards help ensure that our executive officers have a stake in our long-term success by providing an incentive to improve the overall growth and value of Myriad. We believe this fosters an executive culture that aligns our executive officers’ interests with the long-term interests of our shareholders. Our 2003 Employee, Director and Consultant Stock Option Plan, as amended, or the 2003 Option Plan, allows the grant of stock options to our employees, directors and consultants. To date, we have only awarded stock options, but we may amend the 2003 Option Plan to permit the use of other equity-based awards in the future. We typically will make an initial stock option award to new executive officers upon initial hire. We also provide semi-annual stock option awards. We have not adopted stock ownership guidelines. In recent years, we have sought annual shareholder approval for additional shares for options under our 2003 Option Plan. The Compensation Committee determines the terms of all stock option grants for the named executive officers, including our President and CEO.

Initial Stock Option Awards. Executives who join us are awarded initial stock option grants. These grants have an exercise price equal to the closing price of our common stock on the date of grant, which is generally within the first week of the officer’s employment, and a four-year vesting schedule with 1/4th of the shares vesting on each anniversary of the date of grant. The amount of the initial stock option award is determined based on the executive’s position with us and analysis of the competitive practices of the companies similar in size to us represented in the compensation data that we review with the goal of creating a total compensation package for new employees that is competitive with other similar companies and that will enable us to attract high quality people.

Semi-Annual Stock Option Awards. Our practice is to make semi-annual stock option awards as part of our overall performance management program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. Stock option awards are made twice a year in connection with the Board of Director meetings in February and September. The Board generally determines the dates of its meetings for the ensuing year at a meeting of the Board in the preceding year. Thus, the dates on which stock options are granted are set well in advance. The Board does not time the grant of stock options with respect to the release of material non-public information, whether or not that information may favorably or unfavorably impact the price of our common stock. Stock option awards for the executive officers, including our President and CEO, are approved by the Compensation Committee. Stock option awards are granted at an exercise price equal to the closing price of our common stock on the date of the Compensation Committee meeting in which they are granted, and generally vest in equal annual installments over a four year period. However, in anticipation of the separation and spin-off of our wholly-owned subsidiary, MPI, we did not grant stock options in February 2009, to those executive officers who would be employed by MPI following the separation and spin-off.

We intend that the annual aggregate value of these awards will generally be set in the 50th to 75th percentile range of aggregate value of awards for executives in similar positions and with similar responsibilities in comparable companies in our industry as represented in the compensation data we utilize; however, when deemed appropriate due to inadequate market data and/or in the case of outstanding performance, we may award equity compensation above the 75th percentile. In determining the number of stock options awarded, we take into consideration the total number of our outstanding shares of common stock, the relative dilution to shareholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang. Individual stock option awards are based on individual accomplishments of each executive as measured by performance and achievement of individual MBOs. The Compensation Committee grants stock option awards primarily to reward performance but also to retain officers and provide incentives for future performance. The size of option grants increases as the rank of the executive officer increases. In determining the amount of stock options to be awarded, the Compensation Committee considers various factors, including, our financial and operating performance for the applicable period; the executive officer’s contribution to our performance; the anticipated contribution of the executive officer to our future performance; a review of compensation for comparable positions in our peer group from our benchmarking studies; and the total compensation of the executive officer and the anticipated retentive effect of the grant of additional options.

As indicated in the Radford Report, utilizing the Black-Scholes value of options for the stock options granted during the 2009 fiscal year (grant dates of September 10, 2008 and February 18, 2009), the long term incentive value of the semi-annual stock option grant awards made to the named executive officers exceeded the 90th percentiles of our Composite Peer Group. We felt this appropriate given the Company’s performance relative to its peers, and the increase in the Company’s stock price. As compared to our Composite Peer Group, our three year average gross burn rate falls between the 50th and 75th percentile.

Treatment of Outstanding Myriad Genetics Options in Connection with the Separation and Spin-off of MPI

On June 30, 2009, we completed the separation and spin-off of our wholly-owned subsidiary MPI. The spin-off was effectuated by way of a pro rata dividend to Myriad Genetics stockholders of one share of MPI common stock for every four shares of Myriad Genetics common stock. In connection with the spin-off and pursuant to the terms of the 2003 Option Plan, each Myriad Genetics stock option was adjusted. Each adjusted Myriad Genetics stock option remains exercisable for the same number of shares of common stock as the original Myriad Genetics option, and for each Myriad Genetics option outstanding, a new MPI common stock option, exercisable for one-fourth of the number of shares of common stock as the original Myriad Genetics option was issued. The exercise price of each adjusted Myriad Genetics option and each new MPI common stock option was determined in accordance with Section 409A and Section 422 of the Internal Revenue Code and to preserve the intrinsic value of the pre-separation Myriad Genetics option. All other terms of the options remain the same as the original Myriad Genetics options, and the vesting and expiration of the new MPI options are based on the optionholder’s continuing employment with Myriad Genetics following the separation.

Other Compensation

We maintain broad-based benefits and perquisites that are provided to all employees, including health and dental insurance, life and disability insurance, a 401(k) plan and a discretionary Christmas bonus. Additionally, we may provide other perquisites to new executive officers such as a signing bonus, relocation package or other related compensation as we determine on a case by case basis.

Termination Based Compensation

We recognize that, as is the case with many publicly-held corporations, the possibility of a change in control of the company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of us and our stockholders. Therefore, we have entered into a form of retention agreement with each of our executive officers to reinforce and encourage the continued employment and dedication of our executive officers without distraction from the possibility of a change in control of the company and related events and circumstances. We believe that the terms of our retention agreement are consistent with those maintained by others in our industry and therefore are important for attracting and retaining key employees who are critical to our long-term success. The potential benefits provided under the retention agreement are in addition to the current compensation arrangements we have with our executive officers. For the payments each of our named executive officers is entitled to receive upon a change in control, see “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” later in this proxy statement.

Relationship of Elements of Compensation

As noted above, our compensation structure is primarily comprised of base salary, an annual cash incentive bonus and long-term compensation in the form of stock options. In setting executive compensation, the Compensation Committee considers the aggregate compensation payable to an executive officer and the form of the compensation. The Compensation Committee seeks to achieve an appropriate balance between immediate cash rewards and long-term financial incentives.

We currently utilize stock options as a substantial component of compensation, as the Compensation Committee views the award of stock options as a primary long-term retention benefit by tying the earning of these awards to long-term vesting schedules, generally four years. If an employee leaves the Company before the completion of the vesting period, then that employee would not receive any benefit from the non-vested portion of his award. We believe that this feature makes it more attractive to remain as our employee and these arrangements do not require substantial cash payments by us.

The Compensation Committee reviews from time to time the mix of the compensation elements for executive officers against comparable companies in our industry as represented in the compensation data we utilize. The size and mix of each element in a compensation package is based on the impact of the position on the Company, market practice and overall corporate and individual performance relative to stated corporate goals. The level of incentive compensation typically increases in relation to an executive officer’s responsibilities and ability to meet individual and corporate goals. The Compensation Committee believes that making a significant portion of an executive officer’s compensation contingent on corporate performance more closely aligns the executive officer’s interests with those of our stockholders.

The Compensation Committee may decide, as appropriate, to modify the mix of base salary, annual and long-term incentives to best fit an executive officer’s specific circumstances or if required by competitive market conditions for attracting and retaining skilled personnel. For example, the Compensation Committee may decide to award additional stock options to an executive officer if the total number of stock option grants received during an individual’s employment with us does not adequately reflect the executive’s current position. We believe that this discretion and flexibility allows the Compensation Committee to better achieve our compensation objectives.

Conclusion

Our compensation policies are designed and are continually being developed to retain and motivate our executive officers and to ultimately reward them for outstanding individual and corporate performance.

Summary Compensation Table

The following table shows the total compensation paid or accrued during the fiscal years indicated therein to (1) our President and Chief Executive Officer, (2) our Chief Financial Officer, who began serving in that capacity in November 2007, (3) our three next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended June 30, 2009 and were serving as executive officers as of June 30, 2009 and (4) Adrian Hobden, Ph.D., the President of MPI a former subsidiary. Dr. Hobden now serves as President and Chief Executive Officer of MPI, an independent, publicly traded company following its separation from us on June 30, 2009.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Peter D. Meldrum President and Chief Executive Officer	2009 2008 2007	800,552 727,552 676,978	1,000,812 725,812 550,761	2,250,437 1,029,191 428,543	9,275 9,275 9,084	4,061,076 2,491,830 1,665,366

Mark C. Capone (3) Chief Operating Officer, Myriad Genetic Laboratories, Inc.	2009	361,512	210,812	979,351	8,522	1,560,197

Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	2009 2008 2007	551,465 500,552 465,478	415,812 400,812 350,761	1,600,932 836,557 378,292	9,275 9,275 9,084	2,577,484 1,747,196 1,203,615

James S. Evans (3) Chief Financial Officer and Treasurer	2009 2008	375,552 278,213	265,812 165,812	795,461 381,301	9,063 9,604	1,445,888 834,930

Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	2009 2008 2007	535,552 500,552 465,478	285,812 400,812 300,761	1,237,265 798,649 378,292	9,749 9,550 9,440	2,068,378 1,709,563 1,153,971

Richard M. Marsh, Esq. (3) Executive Vice President, General Counsel and Secretary	2009	360,552	210,812	1,021,605	8,489	1,601,458

(1)

Amounts shown reflect the dollar amounts of the compensation cost for equity-based compensation recognized for each of the named executive officers for financial statement reporting purposes for the respective fiscal years shown, in accordance with FAS 123R. Information regarding the assumptions used in the valuation of option awards can be found in the footnote to our financial statements entitled “Share-Based Compensation” in our Annual Report on Form 10-K for the period ended June 30, 2009, filed with the SEC. Our executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K.

(2)	All amounts shown consist of (i) $6.28 per month of premiums paid by us with respect to term life insurance for the benefit of each named executive officer for their respective periods served and (ii) the balance of the amount shown for matching contributions made under our 401(k) plan on behalf of each named executive officer.
(3)	Compensation data disclosed for only those years for which the individual was a named executive officer.

2009 Fiscal Year Grants of Plan-Based Awards

The following table shows information regarding semi-annual incentive grants of equity awards that we made during the fiscal year ended June 30, 2009 to each of the executive officers named in the Summary Compensation Table. All stock option share and exercise price information reflect the 2-for-1 split of our common stock effected on March 25, 2009.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh) (1)		Grant Date Fair Value of Stock and Option Awards ($) (2)
Peter D. Meldrum President and Chief Executive Officer	9/10/2008 2/18/2009	200,000 220,000	(3) (4)	$ $	22.93 30.12	$ $	2,792,600 3,884,628

Mark C. Capone Chief Operating Officer, Myriad Genetic Laboratories, Inc.	9/10/2008 2/18/2009	90,000 80,000	(3) (4)	$ $	22.93 30.12	$ $	1,256,670 1,415,592

Gregory C. Critchfield, M.D. President, Myriad Genetic Laboratories, Inc.	9/10/2008 2/18/2009	130,000 120,000	(3) (4)	$ $	22.93 30.12	$ $	1,815,190 2,118,888

James S. Evans Chief Financial Officer and Treasurer	9/10/2008 2/18/2009	70,000 90,000	(3) (4)	$ $	22.93 30.12	$ $	977,410 1,589,166

Adrian N. Hobden, Ph.D. President, Myriad Pharmaceuticals, Inc.	9/10/2008	90,000	(3)		$22.93		$1,256,670

Richard M. Marsh, Esq. Executive Vice President, General Counsel and Secretary	9/10/2008 2/18/2009	70,000 80,000	(3) (4)	$ $	22.93 30.12	$ $	977,410 1,412,592

(1)	All options were granted as part of our compensation policy of awarding semi-annual stock option grants at the meetings of our Compensation Committee in September and February of each fiscal year. The options vest in equal annual installments over a four year period. All options were granted under the 2003 Option Plan. The exercise price for all stock option grants is the closing price of the common stock on the day of the grant; however, the exercise price per share set forth above is the adjusted exercise price per share as a result of the spin-off of MPI.
(2)	Represents the grant date fair value in accordance with FAS 123R. Information regarding the assumptions used in the valuation of option awards can be found in the footnote to our financial statements entitled “Share-Based Compensation” in our Annual Report on Form 10-K for the period ended June 30, 2009, filed with the SEC. Our executive officers will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K.

(3)	To adjust for the spin-off of MPI, an additional option grant of MPI common stock exercisable for 25% of the number of shares of common stock of this Myriad Genetics option was issued at an exercise price of $3.55 per share.
(4)	To adjust for the spin-off of MPI, an additional option grant of MPI common stock exercisable for 25% of the number of shares of common stock of this Myriad Genetics option was issued at an exercise price of $4.66 per share.

Narrative Disclosure to Summary Compensation Table and 2009 Fiscal Year Grants of Plan-Based Awards Table

We have entered into an employment agreement with no defined term with each of our named executive officers. Pursuant to each of these agreements, either party may terminate employment without cause at any time upon 15 days written notice to the other party or immediately with cause upon written notice to the other party, except in the case of Dr. Hobden’s agreement, which required that he provide us with 30 days written notice. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and will not compete with us during the term of employment. Since the dates of these agreements entered into with our executive officers, the compensation paid to each executive officer has been increased and additional stock options have been granted as discussed below. In connection with the spin-off of MPI, Dr. Hobden’s employment relationship with Myriad Genetics ceased effective June 30, 2009 and his employment agreement with us was terminated.

We have also entered into an Executive Retention Agreement with each of our named executive officers under which they are entitled to certain benefits upon a change in control, as discussed below under “Executive Compensation—Potential Payments Upon Termination or Change-in-Control.” In connection with the spin-off of MPI, on June 30, 2009, Dr. Hobden’s Executive Retention Agreement was terminated.

Mr. Meldrum was appointed to the position of President and Chief Executive Officer in November 1991. In May 1993, Mr. Meldrum entered into the Company’s standard form of Employment Agreement as required of all Myriad employees. As approved by our Compensation Committee, Mr. Meldrum received an annual salary of $800,000 for the fiscal year ended June 30, 2009, and will be paid an annual base salary of $832,000 for the fiscal year ending June 30, 2010. Mr. Meldrum’s cash incentive bonus for fiscal 2009 was $1,000,000 as approved by our Compensation Committee. In addition to the options granted in fiscal 2009 as noted above in the 2009 Fiscal Year Grants of Plan-Based Awards table, on September 15, 2009, Mr. Meldrum was granted 180,000 options to purchase our common stock at a per share price of $30.34, the closing price of our common stock on that date, as part of our compensation policy of awarding semi-annual stock option grants at the meetings of our Compensation Committee in September and February of each fiscal year.

Mr. Capone was appointed to the position of Vice President of Sales for Myriad Genetic Laboratories, Inc, (“MGL”) in October, 2002, and entered into the Company’s standard form of Employment Agreement at that time. In September, 2005, Mr. Capone was appointed to the position of Senior Vice President of Sales for MGL, and in February, 2006, Mr. Capone was appointed to the position of Chief Operating Officer for MGL. As determined by our Compensation Committee, Mr. Capone received an annual salary of $360,000 for the fiscal year ended June 30, 2009, and will be paid an annual base salary of $375,000 for the fiscal year ending June 30, 2010. Mr. Capone’s cash incentive bonus for fiscal 2009 was $210,000 as determined by our Compensation Committee. In addition to the options granted in fiscal 2009 as noted above in the 2009 Fiscal Year Grants of Plan-Based Awards table, on September 15, 2009, Mr. Capone was granted 62,000 options to purchase our common stock at a per share price of $30.34, the closing price of our common stock on that date, as part of our compensation policy of awarding semi-annual stock option grants at the meetings of our Compensation Committee in September and February of each fiscal year.

Dr. Critchfield was appointed to the position of President, Myriad Genetic Laboratories, Inc. in July 1998 and entered into the Company’s standard form of Employment Agreement at that time. As determined by our

Compensation Committee, Dr. Critchfield received an annual salary of $550,000 for the fiscal year ended June 30, 2009, and will be paid an annual base salary of $565,000 for the fiscal year ending June 30, 2010. Dr. Critchfield’s cash incentive bonus for fiscal 2009 was $415,000 as determined by our Compensation Committee. In addition to the options granted in fiscal 2009 as noted above in the 2009 Fiscal Year Grants of Plan-Based Awards table, on September 15, 2009, Dr. Critchfield was granted 93,000 options to purchase our common stock at a per share price of $30.34, the closing price of our common stock on that date, as part of our compensation policy of awarding semi-annual stock option grants at the meetings of our Compensation Committee in September and February of each fiscal year.

Mr. Evans was appointed to the position of Corporate Controller in March 1995 and entered into the Company’s standard form of Employment Agreement at that time. In November 2007, Mr. Evans was appointed as our Chief Financial Officer and Treasurer. As determined by our Compensation Committee, Mr. Evans received an annual salary of $375,000 for the fiscal year ended June 30, 2009, and will be paid an annual base salary of $400,000 for the fiscal year ending June 30, 2010. Mr. Evans’ cash incentive bonus for fiscal 2009 was $265,000 as determined by our Compensation Committee. In addition to the options granted in fiscal 2009 as noted above in the 2009 Fiscal Year Grants of Plan-Based Awards table, on September 15, 2009, Mr. Evans was granted 80,000 options to purchase our common stock at a per share price of $30.34, the closing price of our common stock on that date, as part of our compensation policy of awarding semi-annual stock option grants at the meetings of our Compensation Committee in September and February of each fiscal year.

Dr. Hobden was appointed to the position of President, Myriad Pharmaceuticals, Inc. in October 1998. Dr. Hobden entered into an employment agreement at that time with terms the same as our standard form of agreement, except as described above, and further excepting that in the case of the termination of Dr. Hobden’s employment without cause, we were obligated to pay him 12 months salary. As determined by our Compensation Committee, Dr. Hobden received an annual salary of $535,000 for the fiscal year ended June 30, 2009. Dr. Hobden’s cash incentive bonus for fiscal 2009 was $285,000 as determined by our Compensation Committee.

Mr. Marsh was appointed to the position of Vice President, General Counsel and Secretary in November 2002 and entered into the Company’s standard form of Employment Agreement at that time. In September 2005, Mr. Marsh was promoted to Executive Vice President, General Counsel and Secretary. As determined by our Compensation Committee, Mr. Marsh received an annual salary of $360,000 for the fiscal year ended June 30, 2009, and will be paid an annual base salary of $385,000 for the fiscal year ending June 30, 2010. Mr. Marsh’s cash incentive bonus for fiscal 2009 was $210,000 as determined by our Compensation Committee. In addition to the options granted in fiscal 2009 as noted above in the 2009 Fiscal Year Grants of Plan-Based Awards table, on September 15, 2009, Mr. Marsh was granted 70,000 options to purchase our common stock at a per share price of $30.34, the closing price of our common stock on that date, as part of our compensation policy of awarding semi-annual stock option grants at the meetings of our Compensation Committee in September and February of each fiscal year.

In addition to the annual cash incentive bonus paid to each of our named executive officers, all employees, including the named executive officers received a holiday bonus of $750 that was tax adjusted in 2009 to $812.

All option awards granted to our named executive officers were granted with an exercise price equal to the closing price of our common stock on the date of grant, a 10 year life, and vest annually over a four year period. As discussed in the Compensation Discussion and Analysis under the heading “Treatment of Outstanding Myriad Genetics Options in Connection with the Separation and Spin-off of MPI”, the exercise price of all options that were outstanding on June 30, 2009 were adjusted as described therein and each optionee received an additional option grant of MPI common stock exercisable for 25% of the number of shares of common stock of each Myriad Genetics option.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table shows grants of Myriad stock options outstanding on the last day of the fiscal year ended June 30, 2009, to each of our named executive officers. We have not granted any stock options that are subject to performance conditions, nor have we granted any stock awards. All stock option share and exercise price information reflect the 2-for-1 split of our common stock effected on March 25, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (*)	Option Exercise Price ($) (**)	Option Expiration Date
Peter D. Meldrum	77,076	0	$8.86	4/20/2010	(1)
President and Chief Executive Officer	60,000	0	$24.74	6/21/2010	(2)
	50,000	0	$25.49	2/1/2011	(3)
	60,000	0	$20.24	6/27/2011	(4)
	69,998	0	$12.64	2/22/2012	(5)
	70,000	0	$8.68	8/16/2012	(6)
	52,496	0	$3.80	2/13/2013	(7)
	79,042	0	$4.44	9/9/2013	(8)
	70,000	0	$6.00	2/19/2014	(9)
	90,000	0	$5.89	9/8/2014	(10)
	100,000	0	$7.82	2/17/2015	(11)
	38,322	22,500	$7.27	9/14/2015	(12)
	54,000	18,000	$8.63	2/16/2016	(13)
	36,000	36,000	$9.04	9/6/2016	(14)
	40,000	40,000	$12.17	2/21/2017	(15)
	32,500	97,500	$18.06	9/26/2017	(16)
	50,000	150,000	$13.28	2/28/2018	(17)
	0	200,000	$22.93	9/10/2018	(18)
	0	220,000	$30.12	2/18/2019	(19)

Mark C. Capone	15,000	5,000	$7.27	9/14/2015	(12)
Chief Operating Officer, Myriad Genetic Laboratories, Inc.	9,000	3,000	$8.63	2/16/2016	(13)
	1,876	20,000	$9.04	9/6/2016	(14)
	0	27,000	$12.17	2/21/2017	(15)
	15,000	45,000	$18.06	9/26/2017	(16)
	0	67,500	$13.28	2/28/2018	(17)
	0	90,000	$22.93	9/10/2018	(18)
	0	80,000	$30.12	2/18/2019	(19)

Gregory C. Critchfield, M.D.	93,364	0	$8.86	4/20/2010	(1)
President, Myriad Genetic Laboratories, Inc.	40,000	0	$24.74	6/21/2010	(2)
	40,000	0	$25.49	2/1/2011	(3)
	50,000	0	$20.24	6/27/2011	(4)
	60,000	0	$12.64	2/22/2012	(5)
	60,000	0	$8.68	8/16/2012	(6)
	50,000	0	$3.80	2/13/2013	(7)
	5,240	0	$4.44	9/9/2013	(8)
	60,000	0	$6.00	2/19/2014	(9)
	90,000	0	$7.82	2/17/2015	(11)
	60,000	20,000	$7.27	9/14/2015	(12)
	48,000	16,000	$8.63	2/16/2016	(13)
	32,000	32,000	$9.04	9/6/2016	(14)
	34,000	34,000	$12.17	2/21/2017	(15)
	25,000	75,000	$18.06	9/26/2017	(16)
	32,500	97,500	$13.28	2/28/2018	(17)
	0	130,000	$22.93	9/10/2018	(18)
	0	120,000	$30.12	2/18/2019	(19)

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (*)	Option Exercise Price ($) (**)	Option Expiration Date
James S. Evans	8,400	0	$8.86	4/20/2010	(1)
Chief Financial Officer and Treasurer	11,200	0	$25.56	6/21/2010	(2)
	10,000	0	$25.49	2/1/2011	(3)
	10,000	0	$23.53	5/23/2011	(20)
	8,800	0	$12.64	2/22/2012	(5)
	20,000	0	$8.68	8/16/2012	(6)
	30,000	0	$3.80	2/13/2013	(7)
	35,000	0	$4.44	9/9/2013	(8)
	8,072	0	$6.00	2/19/2014	(9)
	35,000	0	$5.89	9/8/2014	(10)
	35,000	0	$7.82	2/17/2015	(11)
	22,500	7,500	$7.27	9/14/2015	(12)
	22,500	7,500	$8.63	2/16/2016	(13)
	15,000	15,000	$9.04	9/6/2016	(14)
	17,000	17,000	$12.17	2/21/2017	(15)
	10,000	30,000	$18.06	9/26/2017	(16)
	15,000	45,000	$13.28	2/28/2018	(17)
	0	70,000	$22.93	9/10/2018	(18)
	0	90,000	$30.12	2/18/2019	(19)

Adrian N. Hobden, Ph.D.	112,020	0	$8.86	4/20/2010	(1)
President, Myriad Pharmaceuticals, Inc.	40,000	0	$24.74	6/21/2010	(2)
	40,000	0	$25.49	2/1/2011	(3)
	40,000	0	$20.24	6/27/2011	(4)
	60,000	0	$12.64	2/22/2012	(5)
	60,000	0	$8.68	8/16/2012	(6)
	37,498	0	$3.80	2/13/2013	(7)
	64,760	0	$4.44	9/9/2013	(8)
	60,000	0	$6.00	2/19/2014	(9)
	80,000	0	$5.89	9/8/2014	(10)
	90,000	0	$7.82	2/17/2015	(11)
	30,822	20,000	$7.27	9/14/2015	(12)
	48,000	16,000	$8.63	2/16/2016	(13)
	32,000	32,000	$9.04	9/6/2016	(14)
	34,000	34,000	$12.17	2/21/2017	(15)
	22,500	67,500	$18.06	9/26/2017	(16)
	27,500	82,500	$13.28	2/28/2018	(17)
	0	90,000	$22.93	9/10/2018	(18)

Richard M. Marsh, Esq.	49,300	0	$6.00	2/19/2014	(9)
Executive Vice President, General Counsel and Secretary	70,000	0	$5.89	9/8/2014	(10)
	70,000	0	$7.82	2/17/2015	(11)
	15,822	15,000	$7.27	9/14/2015	(12)
	37,500	12,500	$8.63	2/16/2016	(13)
	25,000	25,000	$9.04	9/6/2016	(14)
	27,000	27,000	$12.17	2/21/2017	(15)
	15,000	45,000	$18.06	9/26/2017	(16)
	17,500	52,500	$13.28	2/28/2018	(17)
	0	70,000	$22.93	9/10/2018	(18)
	0	80,000	$30.12	2/18/2019	(19)

*	Unvested options held by our named executive officers, with the exception of Dr. Hobden who ceased employment with us on June 30, 2009, will accelerate upon a change of control of Myriad in accordance with the Executive Retention Agreements described below under “Potential Payments Upon Termination or Change-in-Control.”
**	The exercise price per share reflects the adjustment made in connection with the spin-off of MPI.

(1)	The options were granted pursuant to the Myriad Genetics 2002 Amended and Restated Employee, Director, and Consultant Stock Option Plan, or the 2002 Plan and vested as to 20% of the shares per year following April 20, 2000, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $1.37 per share that vest and expire on the same terms as the above listed option.
(2)	The options were granted pursuant to the 2002 Plan and vested as to 20% of the shares per year following June 21, 2000, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $3.83 per share that vest and expire on the same terms as the above listed option.
(3)	The options were granted pursuant to the 2002 Plan and vested as to 25% of the shares per year following February 1, 2001, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $3.95 per share that vest and expire on the same terms as the above listed option.
(4)	The options were granted pursuant to the 2002 Plan and vested as to 25% of the shares per year following June 27, 2001, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $3.13 per share that vest and expire on the same terms as the above listed option.
(5)	The options were granted pursuant to the 2002 Plan and vested as to 25% of the shares per year following February 22, 2002, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $1.96 per share that vest and expire on the same terms as the above listed option.
(6)	The options were granted pursuant to the 2002 Plan and vested as to 25% of the shares per year following August 16, 2002, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $1.34 per share that vest and expire on the same terms as the above listed option.
(7)	The options were granted pursuant to the 2002 Plan and vested as to 25% of the shares per year following February 13, 2003, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $0.59 per share that vest and expire on the same terms as the above listed option.
(8)	The options were granted pursuant to the 2002 Plan and vested as to 25% of the shares per year following September 9, 2003, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $0.69 per share that vest and expire on the same terms as the above listed option.
(9)	The options were granted pursuant to the 2003 Option Plan and vested as to 25% of the shares per year following February 19, 2004, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $0.93 per share that vest and expire on the same terms as the above listed option.
(10)	The options were granted pursuant to the 2003 Option Plan and vested as to 25% of the shares per year following September 8, 2004, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $0.91 per share that vest and expire on the same terms as the above listed option.
(11)	The options were granted pursuant to the 2003 Option Plan and vested as to 25% of the shares per year following February 17, 2005, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $1.21 per share that vest and expire on the same terms as the above listed option.
(12)	The options were granted pursuant to the 2003 Option Plan and vest as to 25% of the shares per year following September 14, 2005, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $1.13 per share that vest and expire on the same terms as the above listed option.
(13)	The options were granted pursuant to the 2003 Option Plan and vest as to 25% of the shares per year following February 16, 2006, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $1.34 per share that vest and expire on the same terms as the above listed option.

(14)	The options were granted pursuant to the 2003 Option Plan and vest as to 25% of the shares per year following September 6, 2006, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $1.40 per share that vest and expire on the same terms as the above listed option.
(15)	The options were granted pursuant to the 2003 Option Plan and vest as to 25% of the shares per year following February 21, 2007, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $1.88 per share that vest and expire on the same terms as the above listed option.
(16)	The options were granted pursuant to the 2003 Option Plan and vest as to 25% of the shares per year following September 26, 2007, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $2.80 per share that vest and expire on the same terms as the above listed option.
(17)	The options were granted pursuant to the 2003 Option Plan and vest as to 25% of the shares per year following February 28, 2008, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $2.06 per share that vest and expire on the same terms as the above listed option.
(18)	The options were granted pursuant to the 2003 Option Plan and vest as to 25% of the shares per year following September 10, 2008, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $3.55 per share that vest and expire on the same terms as the above listed option.
(19)	The options were granted pursuant to the 2003 Option Plan and vest as to 25% of the shares per year following February 18, 2009, the day the stock options were granted. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $4.66 per share that vest and expire on the same terms as the above listed option.
(20)	The options were granted pursuant to the 2002 Plan and vested as to 25% of the shares per year following May 23, 2001, the day the stock options were granted, until April 14, 2005 when all remaining unvested shares vested. In addition, in connection with the spin-off of MPI, the recipient received an option to purchase stock of MPI equal to 25% of the number of shares listed in the table above at an exercise price of $3.64 per share that vest and expire on the same terms as the above listed option.

2009 Fiscal Year Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock by our named executive officers during the fiscal year ended June 30, 2009. All stock option share and exercise price information reflect the 2-for-1 split of our common stock effected on March 25, 2009.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Peter D. Meldrum	91,176	$2,639,082
President and Chief Executive Officer

Mark C. Capone	124,078	$3,278,968
Chief Operating Officer, Myriad Genetic Laboratories, Inc.

Gregory C. Critchfield, M.D.	175,396	$5,259,600
President, Myriad Genetic Laboratories, Inc.

James S. Evans	37,768	$1,285,577
Chief Financial Officer and Treasurer

Adrian N. Hobden, Ph.D.	322,948	$9,800,631
President, Myriad Pharmaceuticals, Inc.

Richard M. Marsh, Esq.	77,330	$2,216,481
Executive Vice President, General Counsel and Secretary

(1)	Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the options because the shares may not be sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change-in-Control

On February 17, 2005 (and thereafter for subsequently appointed executive officers), we entered into Executive Retention Agreements, or the Retention Agreements, with our executive officers, including each of our named executive officers.

Under the terms of the Retention Agreements, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from Myriad for “Good Reason” within 24 months of a “Change in Control” (each as defined in the agreement and set forth below), the executive officer will receive: (i) all salary earned through the date of termination, as well as a pro rata bonus and any compensation previously deferred; (ii) an amount equal to three times the executive’s highest annual base salary and three times the executive’s highest annual bonus at Myriad during the three-year period prior to the Change in Control; (iii) continued benefits for 36 months after the date of termination; (iv) outplacement services in an aggregate amount of up to $25,000; and (v) a gross-up payment with respect to any excise taxes or penalties due on account of any payments made to the executive under the Retention Agreement. If the employment of an executive officer is terminated by the executive officer for no reason, during the 90-day period beginning on the first anniversary of the “Change in Control Date” (as defined in the agreement and set forth below), then the termination shall be deemed to be termination for Good Reason for all purposes of the Retention Agreement except that the payment of an amount equal to three times the executive’s highest annual base salary and bonus shall be reduced by one-half. In addition, upon the occurrence of a Change in Control, all of the executive’s stock options shall become fully vested, whether or not the executive is terminated. On October 12, 2007, the Retention Agreements were amended to provide that all payments under the agreement are to be made in a lump sum, in cash, six months following the date of termination of employment, unless earlier payment, in whole or in part, following the date of termination of employment is permitted under Section 409A of the Internal Revenue Code of 1986, as amended.

Unless the terms of the Retention Agreement are either satisfied or expire on the date which is 24 months after a Change in Control, the Retention Agreement will continue in effect through December 31, 2015 and thereafter for one year terms unless we provide notice of non-renewal at least 90 days prior to the end of each term.

As defined in the Retention Agreements:

•

“Cause” means (a) the Executive’s willful and continued failure to substantially perform his or her reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives notice of termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes the Executive has not substantially performed the Executive’s duties; or (b) the Executive’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. No act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

•	“Good Reason” means the occurrence, without the Executive’s written consent, of any of the following events or circumstances: (a) the assignment to the Executive of duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority or responsibilities in effect immediately prior to the earliest to occur of (i) the Change in Control Date, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control or (iii) the date of the adoption by the Board of Directors of a resolution providing for the Change in Control (with the earliest to occur of such dates referred to herein as the “Measurement Date”), or any other action or omission by the Company which results in a material diminution in such position, authority or responsibilities; (b) a reduction in the Executive’s annual base salary as in effect on the Measurement Date; (c) the failure by the Company to (i) continue in effect any material compensation, pension, retirement or benefit plan or program (including without limitation any 401(k), life insurance, medical, health and accident or disability plan and any vacation program or policy) (a “Benefit Plan”) in which the Executive participates or which is applicable to the Executive immediately prior to the Measurement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan or program, (ii) continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other participants, than the basis existing immediately prior to the Measurement Date or (iii) award cash bonuses to the Executive in amounts and in a manner substantially consistent with past practice; (d) a change by the Company in the location at which the Executive performs his or her principal duties for the Company to a new location that is both (i) outside a radius of 50 miles from the Executive’s principal residence immediately prior to the Measurement Date and (ii) more than 50 miles from the location at which the Executive performed his or her principal duties for the Company immediately prior to the Measurement Date; or a requirement by the Company that the Executive travel on Company business to a substantially greater extent than required immediately prior to the Measurement Date; (e) the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform the Retention Agreement; or (f) any failure of the Company to pay or provide to the Executive any portion of the Executive’s compensation or benefits due under any Benefit Plan within seven days of the date such compensation or benefits are due, or any material breach by the Company of the Retention Agreement or any employment agreement with the Executive.

•

“Change in Control” means an event or occurrence set forth in any one or more of the following (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection): (a) the acquisition by an individual, entity or group (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company), (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (b) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of the Retention Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, the following condition is satisfied: all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

•

“Change in Control Date” means the first date during the Term (as defined in the Retention Agreement) on which a Change in Control occurs. Anything in the Retention Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of the Retention Agreement the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment.

The foregoing summary of the Retention Agreements is qualified in its entirety by the full text of the agreements, the form of which we have filed as an exhibit to our Annual Report on Form 10-K.

The following table summarizes the potential payments to each of our named executive officers, assuming the occurrence of the different triggers of the Retention Agreement, as of the close of business on June 30, 2009, the last business day of our most recently concluded fiscal year.

	Executive Benefits and Payments Upon Termination	Change in Control ($)	Change in Control and Involuntary Termination Without Cause or for Good Reason ($)	Change in Control and Voluntary Termination ($)
Peter D. Meldrum	Base salary	—	2,400,000	1,200,000
President and Chief Executive Officer	Bonus	—	3,000,000	1,500,000
	Stock option acceleration	6,711,690	6,711,690	6,711,690
	Cobra benefits	—	41,295	41,295
	Outplacement	—	25,000	25,000
	Tax gross-up	—	3,665,628	2,743,340

	Total	6,711,690	15,843,613	12,221,325
Mark C. Capone	Base salary	—	1,080,000	540,000
Chief Operating Officer, Myriad Genetic Laboratories, Inc.	Bonus	—	630,000	315,000
	Stock option acceleration	3,034,820	3,034,820	3,034,820
	Cobra benefits	—	41,295	41,295
	Outplacement	—	25,000	25,000
	Tax gross-up	—	1,456,906	1,164,848

	Total	3,034,820	6,268,021	5,120,963
Gregory C. Critchfield, M.D.	Base salary	—	1,650,000	825,000
President, Myriad Genetic Laboratories, Inc.	Bonus	—	1,245,000	622,500
	Stock option acceleration	5,061,445	5,061,445	5,061,445
	Cobra benefits	—	41,295	41,295
	Outplacement	—	25,000	25,000
	Tax gross-up	—	2,259,688	1,765,239

	Total	5,061,445	10,282,428	8,340,479
James S. Evans	Base salary	—	1,125,000	562,500
Chief Financial Officer and Treasurer	Bonus	—	795,000	397,500
	Stock option acceleration	2,309,670	2,309,670	2,309,670
	Cobra benefits	—	41,295	41,295
	Outplacement	—	25,000	25,000
	Tax gross-up	—	1,355,255	1,027,330

	Total	2,309,670	5,651,220	4,363,295
Adrian N. Hobden, Ph.D. (1)	Base salary	—	1,605,000	802,500
President, Myriad Pharmaceuticals, Inc.	Bonus	—	855,000	427,500
	Stock option acceleration	4,604,170	4,604,170	4,604,170
	Cobra benefits	—	41,295	41,295
	Outplacement	—	25,000	25,000
	Tax gross-up	—	1,906,814	1,486,661

	Total	4,604,170	9,037,279	7,387,126
Richard M. Marsh, Esq.	Base salary	—	1,080,000	540,000
Executive Vice President, General Counsel and Secretary	Bonus	—	630,000	315,000
	Stock option acceleration	3,308,370	3,308,370	3,308,370
	Cobra benefits	—	41,295	41,295
	Outplacement	—	25,000	25,000
	Tax gross-up	—	1,521,036	1,228,978

	Total	3,308,370	6,605,701	5,458,643

(1)	In connection with the separation and spin-off of MPI, Dr. Hobden’s employment relationship with Myriad Genetics ceased effective June 30, 2009, at which time his Retention Agreement was terminated. The separation and spin-off of MPI did not trigger the payment of any amounts or other benefits by Myriad Genetics to Dr. Hobden.

The following is a description of the assumptions that were used in creating the above table.

•

Vesting Acceleration Calculation—The value of the vesting acceleration was calculated by multiplying the number of unvested in-the-money option shares as of June 30, 2009 by the spread between the closing price of our stock as of June 30, 2009, which was $35.65 per share, and the exercise price of such pre-spin-off unvested option.

•

Tax Gross-Up—The calculation of the tax gross up was calculated in accordance with Section 280G of the Internal Revenue Code, based upon an excise tax rate of 20%, a 35% federal income tax rate, a 1.45% Medicare tax rate and a 5% state income tax rate.

Director Compensation

The following table shows the total compensation paid or accrued during the fiscal year ended June 30, 2009 to each of our non-employee directors who served during fiscal 2009. Directors who are employed by Myriad are not compensated for their service on our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Robert S. Attiyeh	81,000	521,081	602,081
Gerald P. Belle	82,500	398,143	480,643
Walter Gilbert, Ph.D.	66,500	521,081	587,581
John T. Henderson, M.D.	98,500	521,081	619,581
Dennis H. Langer, M.D., J.D.	88,500	521,081	609,581
Linda S. Wilson, Ph.D.	93,000	521,081	614,081

(1)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2009 in accordance with FAS 123R. Information regarding the assumptions used in the valuation of option awards in accordance with FAS 123R can be found in the footnote to our financial statements entitled “Share-Based Compensation” in our Annual Report on Form 10-K for the period ended June 30, 2009, filed with the SEC. Our directors will not realize the value of these awards in cash until these awards are exercised and the underlying shares are subsequently sold. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” in our Annual Report on Form 10-K. The following table shows outstanding and vested options for each non-employee director as of June 30, 2009. All stock option share and exercise price information reflect the 2-for-1 split of our common stock effected on March 25, 2009. In addition, in connection with the spin-off of MPI each director received an option to purchase common stock of MPI equal to 25% of the number of shares listed below that vest and expire on the same terms as their Myriad Genetics options.

Name	Options Outstanding	Vested Options
Robert S. Attiyeh	180,000	140,000
Gerald P. Belle	60,000	30,000
Walter Gilbert, Ph.D.	150,000	110,000
John T. Henderson, M.D.	160,000	120,000
Dennis H. Langer, M.D., J.D.	70,000	30,000
Linda S. Wilson, Ph.D.	182,900	142,900

The following table shows the grant date fair value for each option granted to each non-employee director in our fiscal year ended June 30, 2009:

Name	Options Granted (#)	Grant Date	Grant Date Fair Value ($)
Robert S. Attiyeh	30,000	11/13/2008	441,177
Gerald P. Belle	30,000	11/13/2008	441,177
Walter Gilbert, Ph.D.	30,000	11/13/2008	441,177
John T. Henderson, M.D.	30,000	11/13/2008	441,177
Dennis H. Langer, M.D., J.D.	30,000	11/13/2008	441,177
Linda S. Wilson, Ph.D.	30,000	11/13/2008	441,177

Director Compensation Policy

Our non-employee directors are compensated on a role-based model and are paid cash fees based on the annual retainers (25% paid following each quarter of service). The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Board committees:

Annual retainer:

All members	$50,000
Chairman of the Board	$35,000 additional retainer
Chairman of the Audit Committee	$25,000 additional retainer
Chairman of the Compensation Committee	$15,000 additional retainer
Chairman of the Nominating and Governance Committee	$15,000 additional retainer
Members of the Audit Committee	$12,000 additional retainer
Members of the Compensation Committee	$7,500 additional retainer
Members of the Nominating and Governance Committee	$7,500 additional retainer

Attendance:

In addition to the annual retainer amounts, we pay each non-employee director a per-meeting cash fee of $2,000 for attendance at Board meetings in excess of five in-person meetings and four telephonic meetings per fiscal year. We also pay each non-employee director a per-meeting cash fee of $2,000 for attendance at committee meetings in excess of four meetings (per each committee), whether in person or telephonic, per fiscal year. All directors are also reimbursed for their out-of pocket expenses incurred in attending meetings.

Stock Option Awards

Our non-employee directors are entitled to receive options under our 2003 Option Plan. The 2003 Option Plan provides for an automatic annual grant on the date of our annual meeting of stockholders to each non-employee director, other than new non-employee directors appointed within six months of the annual meeting, of a non-qualified option to purchase 30,000 shares of common stock, at an exercise price equal to the closing price of our common stock on the date of grant. In addition, it is our policy to grant a non-qualified option to purchase 30,000 shares of common stock, at an exercise price equal to the closing price of our common stock on the date of grant, to each new non-employee director upon initial election to the Board. Options granted to our non-employee directors vest in full on the first anniversary of the date of grant, assuming continued membership on the Board. Options granted to our non-employee directors are exercisable after the termination of the director’s service on the Board to the extent exercisable on the date of such termination for the remainder of the life of the option. All options granted to our non-employee directors will become fully exercisable upon a change of control of Myriad or upon their death as provided for under our stock option plans.

Options granted during fiscal 2009 to any named executive officers serving on the Board are reported in the 2009 Fiscal Year Grants of Plan-Based Awards table.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of June 30, 2009.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	14,613,562	$22.11	2,435,691
Equity compensation plans not approved by security holders	—	—	—
Total	14,613,562	$22.11	2,435,691

(1)	These plans consist of our 2002 Amended and Restated Stock Option Plan, our 2003 Employee, Director and Consultant Stock Option Plan, as amended (the “2003 Plan”), and our Employee Stock Purchase Plan. Amounts do not include the additional 3,000,000 shares under the 2003 Plan that would be available for issuance if Proposal 3 is approved at the Annual Meeting. Column (c) includes 520,522 shares available for future issuance under our Employee Stock Purchase Plan and 1,915,169 shares available for future issuance under the 2003 Plan. No shares are available for issuance under our 2002 Plan.

As of September 16, 2009, there were 15,470,927 shares subject to issuance upon exercise of outstanding options under our stock option plans, at a weighted average exercise price of $16.96 and with a weighted average remaining life of 6.8 years. As of September 16, 2009, there were 602,152 shares available for future issuance under our stock option plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE:

Dennis H. Langer, M.D., J.D., Chairman

Walter Gilbert, Ph.D.

John T. Henderson, M.D.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market LLC, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in the Audit Committee Charter adopted by the Board, which is available on the Investor Relations—Corporate Governance section of our website at www.myriad.com. This committee reviews and reassesses the Audit Committee Charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm.

In fulfilling its responsibilities for the financial statements for fiscal 2009, the Audit Committee took the following actions:

•	reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2009 with management and Ernst & Young LLP, our independent auditors;

•

discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP communications with the Audit Committee and the Audit Committee further discussed with Ernst and Young LLP their independence.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009 for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE

Robert S. Attiyeh, Chairman

Gerald P. Belle

Linda S. Wilson, Ph.D.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our records reflect that all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis.

An Annual Statement of Beneficial Ownership on Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless, we are required to disclose the names of directors, officers and 10% stockholders who did not file a Form 5 unless we have obtained a written statement that no filing is required or if we otherwise know that no Form 5 is required. We received either a written statement from our directors, officers and 10% stockholders or know from other means that no additional Forms 5 were filed or were required to be filed.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We were not a party to any transactions with related persons since July 1, 2008 that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policy on Approval of Related Person Transactions

We have adopted a Policy on Related Person Transactions (the “Policy”) under which the Audit Committee reviews, approves or ratifies all related person transactions. Under our Policy, a related person transaction is one in which Myriad is a participant, and the amount involved exceeds $120,000, and in which any of the following persons has or will have a direct or indirect material interest:

•	executive officers of the Corporation;

•	members of the Board;

•	beneficial holders of more than 5% of Myriad’s securities;

•	immediate family members, as defined by Item 404 of Regulation S-K promulgated under the Securities Act, of any of the foregoing persons; and

•	any other persons whom the Board determines may be considered to be related persons as defined by Item 404 of Regulation S-K promulgated under the Securities Act.

Under the Policy, the Audit Committee shall approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of Myriad and its stockholders, taking into account all available facts and circumstances as the Audit Committee determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to Myriad; the impact on a Director’s independence in the event the related person is a Director, an immediate family member of a Director or an entity in which a Director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct management to obtain on its behalf, all information that the Audit Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by the Audit Committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the Audit Committee. This approval authority may also be delegated to the Chairperson of the Audit Committee in some circumstances. It is contemplated that no related person transaction shall be entered into prior to the completion of these procedures; however, where permitted, a related person transaction may be ratified upon completion of these procedures.

The Audit Committee may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time. A copy of our Policy on Related Person Transactions is publicly available on the Investors Relations—Corporate Governance section of our website at www.myriad.com.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors currently consists of ten members, classified into three classes as follows: John T. Henderson, M.D., Robert S. Attiyeh, Gerald P. Belle, and S. Louise Phanstiel constitute a class with a term ending at the 2009 Annual Meeting (the “Class I directors”); Peter D. Meldrum, Mark H. Skolnick, Ph.D., and Linda S. Wilson, Ph.D. constitute a class with a term ending at the 2010 annual meeting (the “Class II directors”); and Walter Gilbert, Ph.D., Dennis H. Langer, M.D., J.D. and Lawrence C. Best constitute a class with a term ending at the 2011 annual meeting (the “Class III directors”). At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

On September 15, 2009, the Board of Directors accepted the recommendation of the Nominating and Governance Committee and voted to nominate John T. Henderson, M.D. and S. Louise Phanstiel for election at the Annual Meeting for a term of three years to serve until the 2012 Annual Meeting of Stockholders, and until their successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. Mr. Attiyeh and Mr. Belle are not standing for re-election, reducing the number of directors to eight. Unless authority to vote for any of these nominees is withheld, the shares represented by a validly executed proxy will be voted FOR the election as directors of Dr. Henderson and Ms. Phanstiel. In the event that any nominee should become unable or unwilling to serve, the shares represented by a validly executed proxy will be voted for the election of such other person as the Board of Directors may recommend in his/her place, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

A plurality of the shares voted affirmatively or negatively at the Annual Meeting is required to elect each nominee as a director.

We have adopted a policy on plurality votes for the election of directors. Under this policy, in non-contested elections, if a director receives a greater number of WITHHOLD votes than FOR votes, the Board will decide, through a process managed by the Nominating and Governance Committee and excluding the nominee in question, whether it should request that the director submit his or her resignation, maintain the director but address what the Nominating and Governance Committee believes is the underlying cause of the WITHHOLD votes, or resolve not to re-nominate the director in the future for election. A copy of this policy is publicly available on the Investor Relations—Corporate Governance section of our website at www.myriad.com.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF DR. JOHN T. HENDERSON AND S. LOUISE PHANSTIEL AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 2:

INCREASE IN THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER OUR 2003 EMPLOYEE, DIRECTOR AND CONSULTANT STOCK OPTION PLAN

General

The Myriad Genetics, Inc. 2003 Employee, Director and Consultant Stock Option Plan (the “2003 Plan”) was approved by our Board of Directors and stockholders in 2003. As of September 16, 2009, a total of 18,367,392 shares of common stock plus such additional shares as are represented by options previously granted under our 2002 Amended and Restated Stock Option Plan (the “2002 Plan”) which are cancelled or expire in the future are reserved for issuance under the 2003 Plan. As of September 16, 2009, options to purchase 12,538,882 shares of common stock are outstanding under the 2003 Plan, 5,226,358 shares have been issued upon the exercise of options granted under the 2003 Plan and 602,152 options remain available for issuance. As of September 16, 2009, options to purchase 2,932,045 shares of common stock are outstanding under the 2002 Plan and no shares are available for issuance. By its terms, the 2003 Plan may be amended by the Board of Directors, provided that any amendment which the Board of Directors determines requires stockholder approval is subject to receiving such stockholder approval. On September 15, 2009, the Board of Directors voted to approve an amendment to the 2003 Plan to increase the aggregate number of shares of common stock which may be offered under the 2003 Plan by an additional 3,000,000 shares. This amendment is being submitted for your approval to ensure continued qualification of the 2003 Plan under the rules of The Nasdaq Stock Market LLC and in order to receive favorable federal income tax treatment for grants of incentive stock options under Section 422 of the Internal Revenue Code.

Material Features of the 2003 Plan

The following paragraphs provide a summary of the principal features of our 2003 Plan and its operation.

The purpose of the 2003 Plan is to attract, retain and motivate employees, directors and consultants through the issuance of stock options and to encourage ownership of shares of common stock by our employees, directors and consultants. The 2003 Plan is administered by our Board of Directors, except to the extent it has delegated authority to a committee of the Board. Subject to the provisions of the 2003 Plan, the Board or an authorized committee determines the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. For new hires, a special committee of the Board determines the persons to whom options will be granted, the number of shares to be covered by each option and the terms and conditions upon which an option may be granted. All employees, directors and consultants of Myriad and its affiliates are eligible to participate in the 2003 Plan. As of September 15, 2009, we had 878 full-time equivalent employees.

Options granted under the 2003 Plan may be either (i) options intended to qualify as “incentive stock options” under Section 422 of the Code, or (ii) non-qualified stock options. Incentive stock options may be granted under the 2003 Plan to employees of Myriad and its affiliates. Non-qualified stock options may be granted to consultants, directors and employees of Myriad and its affiliates. No participant may be granted, during any fiscal year, options to purchase more than 1,000,000 shares of common stock. The 2003 Plan also provides for the automatic grant annually of 30,000 non-qualified options to each of our non-employee directors. However, non-employee directors nominated pursuant to a contractual obligation are not entitled to such automatic grants. The automatic grant, which will be issued on the date of each annual meeting of our stockholders, has a ten-year term, has an exercise price equal to the closing price of our common stock on the date of grant and vest in full on the first anniversary of the date of grant, subject to continued membership on the Board. In addition, the option will become fully exercisable upon a change of control of Myriad or the death of the director. Options granted to non-employee directors are exercisable after the termination of the director’s service on the Board to the extent exercisable on the date of such termination for the remainder of the life of the option.

The aggregate fair market value (determined at the time of grant) of shares issuable to a participant pursuant to incentive stock options which become exercisable in any calendar year under any incentive stock option plan of Myriad may not exceed $100,000. Incentive stock options granted under the 2003 Plan may not be granted at a price less than the closing price of our common stock on the date of grant, or 110% of such closing price in the case of employees holding 10% or more of our voting stock. Non-qualified stock options granted under the 2003 Plan may not be granted at an exercise price less than the closing price of our common stock on the date of grant. An option granted under the 2003 Plan is exercisable, during the option holder’s lifetime, only by the option holder and is not transferable by him or her except (i) by will or by the laws of descent and distribution, or (ii) as otherwise determined by the Board or an authorized committee and set forth in the applicable option agreement.

An option granted under the 2003 Plan cannot generally be exercised until it becomes vested. Except as set forth above for automatic director grants, the Board or an authorized committee establishes the vesting schedule of each option at the time of grant, although the options granted to our employees typically vest in equal annual installments over four years. Options become exercisable at the times and on the terms established by the Board or an authorized committee. Options granted under the 2003 Plan expire at the times established by the Board or an authorized committee, but not later than 10 years after the grant date. However, incentive stock options granted under the 2003 Plan may not expire more than five years from the date of grant in the case of incentive stock options granted to an employee holding 10% or more of our voting stock.

In granting any non-qualified stock option, the Board or an authorized committee may specify that such non-qualified stock option shall be subject to such termination or cancellation provisions as the Board or an authorized committee shall determine. Options granted under the 2003 Plan are generally exercisable after the termination of the option holder’s employment with us (other than by reason of death, disability or termination for cause as defined in the 2003 Plan) to the extent exercisable on the date of such termination, at any time prior to the earlier of the option’s specified expiration date or three months after such termination for incentive stock options and for non-qualified options, for the remainder of the life of the option. Generally, in the event of the option holder’s death, all incentive stock options and non-qualified stock options immediately vest and may be exercised by the option holder’s survivors at any time until the option’s specified expiration date. In the event of the option holder’s disability, incentive stock options and non-qualified stock options generally may be exercised, to the extent exercisable on the date of disability (plus a pro-rata portion of the option if the option vests periodically), by the option holder at any time prior to the earlier of the option’s specified expiration date or one year from the date of the option holder’s disability for incentive stock options and for non-qualified stock options until the option’s specified expiration date. In the event of the option holder’s termination for cause, all outstanding and unexercised options are forfeited.

If the shares of our common stock shall be subdivided or combined into a greater or smaller number of shares or if we shall issue any shares of common stock as a stock dividend on our outstanding common stock, the number of shares of common stock deliverable upon the exercise of an option granted under the 2003 Plan shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. If we were to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise (an “Acquisition”), the Board of Directors or the board of directors of any entity assuming our obligations under the 2003 Plan (the “Successor Board”), shall, as to outstanding options under the 2003 Plan either (i) make appropriate provision for the continuation of such options by substituting on an equitable basis for the shares then subject to such options the consideration payable with respect to the outstanding shares of common stock in connection with the Acquisition or securities of the successor or acquiring entity; or (ii) upon written notice to the participants, provide that all options must be exercised (either to the extent then exercisable or, at the discretion of the Board or an authorized committee, all options being made fully exercisable for purposes of such transaction) within a specified number of days of the date of such notice, at the end of which period the options shall terminate; or (iii) terminate all options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to each such option (either to the extent then exercisable or, at the discretion of the Board or an authorized committee, all options being made fully exercisable for purposes of such transaction)

over the exercise price thereof. In the event of a recapitalization or reorganization of Myriad (other than an Acquisition) pursuant to which securities of Myriad or of another corporation are issued with respect to the outstanding shares of common stock, an option holder upon exercising an option under the 2003 Plan, shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such option prior to such recapitalization or reorganization.

The 2003 Plan may be amended by our stockholders. The 2003 Plan may also be amended by the Board of Directors, provided that any amendment approved by the Board of Directors which is of a scope that requires stockholder approval as required by the rules of The Nasdaq Stock Market, LLC, in order to ensure favorable federal income tax treatment for any incentive stock options under Code Section 422, or for any other reason is subject to obtaining such stockholder approval.

Except as described above with respect to the automatic annual grant of an option to purchase 30,000 shares of common stock to each of our non-employee directors, the amounts of future option grants under the 2003 Plan are not determinable as options under the 2003 Plan and will be granted at the sole discretion of the Board or an authorized committee and we cannot determine at this time either the persons who will receive options under the 2003 Plan or the amount or terms of any such options.

On September 15, 2009, the closing market price per share of our common stock was $30.34, as reported by The NASDAQ Global Select Market.

Federal Income Tax Considerations

Stock options granted under the 2003 Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code (the “Code”), or non-qualified stock options, which are not intended to meet such requirements. The material federal income tax consequences of the issuance and exercise of stock options under the 2003 Plan, based on the current provisions of the Code and regulations, are as follows. Changes to these laws could alter the tax consequences described below. This summary assumes that all options granted under the 2003 Plan are exempt from or comply with, the rules under Section 409A of the Code related to nonqualified deferred compensation.

Incentive Stock Options. No taxable income is recognized by the option holder at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, the difference between the fair market value of the shares on the date of exercise and the exercise price will be an item of tax preference includible in “alternative minimum taxable income.” The option holder will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the option holder has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition of the shares, the option holder will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the purchased shares over the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or the amount realized on a disqualifying sale, if less) over the exercise price paid for those shares will be taxable as ordinary income to the option holder; any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

Non-Statutory Options. No taxable income is recognized by an option holder upon the grant of a non-statutory option. The option holder will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income.

An option holder’s initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

We will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercise of a non-statutory option or the disqualifying disposition of an incentive stock option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.

The affirmative vote of a majority of the shares voted affirmatively or negatively for the proposal at the Annual Meeting is required to approve the increase in the aggregate number of shares of common stock available under the 2003 Plan.

THE BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE 2003 PLAN TO INCREASE BY 3,000,000 SHARES THE AGGREGATE NUMBER OF SHARES FOR WHICH STOCK OPTIONS MAY BE GRANTED UNDER THE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF THE AMENDMENT UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

PROPOSAL 3:

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP (“E&Y”), independent public accountants, to audit our financial statements for the fiscal year ending June 30, 2010. The Board proposes that the stockholders ratify this appointment, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or our Restated By-Laws. E&Y audited our financial statements for the fiscal year ended June 30, 2009. We expect that representatives of E&Y will be present at the meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to select E&Y, the Audit Committee reviewed auditor independence issues and existing commercial relationships with E&Y and concluded that E&Y has no commercial relationship with Myriad that would impair its independence for the fiscal year ending June 30, 2010.

The following table presents fees for professional audit services provided by E&Y during the last two fiscal years:

Type of Fee	Fiscal Year Ended 6/30/09	Fiscal Year Ended 6/30/08
Audit Fees	$406,014	$318,415
Audit Related Fees	$268,209	$0
Tax Fees	$294,596	$0
All Other Fees	$0	$0

Total	$968,819	$318,415

Audit Fees—Fees for the audit of our annual financial statements included in our Annual Report on Form 10-K, audit of our internal controls, and reviews of our quarterly financial statements included in our Quarterly Reports on Form 10-Q. Audit fees include those amounts invoiced to us prior to our fiscal year end.

Audit Related Fees—Fees for other audit related services including other SEC filings such as the Form 10 filed by our former wholly-owned subsidiary Myriad Pharmaceuticals, Inc. (“MPI”) in connection with the completed spin-off of MPI, comfort letters and consents.

Tax Fees—Fees for preparation and review of tax returns and tax consultations, including tax consultation services provided in connection with the completed spin-off of MPI.

All Other Fees—We did not engage E&Y to perform any other services other than those listed separately above for the fiscal years indicated.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent public accountants.

If our stockholders ratify the selection of E&Y, the Audit Committee may still, in its discretion, decide to appoint a different independent auditor at any time during the fiscal year ending June 30, 2010, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the Audit Committee will reconsider, but not necessarily rescind, the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

CORPORATE CODE OF CONDUCT AND ETHICS

We have adopted a Corporate Code of Conduct and Ethics that applies to all of our employees, including our chief executive officer and chief financial and accounting officers, and every member of our Board of Directors. A copy of the Corporate Code of Conduct and Ethics is publicly available on the Investors Relations—Corporate Governance section of our website at www.myriad.com. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct and Ethics that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting of such amendments or waivers is then permitted by the rules of The Nasdaq Stock Market LLC.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our Annual Meeting of Stockholders to be held in 2010 (the “2010 Meeting”), we must receive stockholder proposals no later than May 28, 2010. To be considered for presentation at the 2010 Meeting, although not included in the proxy statement, proposals (including nominations) must be received no earlier than August 7, 2010 and no later than September 6, 2010. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2010 Meeting and we do not issue a public announcement naming the nominees and specifying the size of the increase by August 27, 2010, to be considered for presentation at the 2010 Meeting, although not included in the proxy statement, nominations must be received not later than the tenth day following the day on which such public announcement is made. Proposals not received in a timely manner will not be voted on at the Annual Meeting. If a proposal is received in a timely manner, the proxies that management solicits for the 2010 Meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Secretary, and the corporate governance policies applicable to nominations for directors, copies of which are available through the Investor Relations—Corporate Governance section of our website at www.myriad.com. All stockholder proposals should be marked for the attention of: Secretary, Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

By order of the Board of Directors:

Richard M. Marsh

Secretary

Salt Lake City, Utah

September 25, 2009

OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2009 (OTHER THAN EXHIBITS THERETO) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: RICHARD M. MARSH, SECRETARY, MYRIAD GENETICS, INC., 320 WAKARA WAY, SALT LAKE CITY, UTAH 84108 (801-584-3600).

MYRIAD GENETICS, INC. ATTN: JAMES BENSON 320 WAKARA WAY SALT LAKE CITY, UT 84108

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17384-P85483                                  KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

MYRIAD GENETICS, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ________________________________________
The Board of Directors recommends that you vote FOR the following:
Vote on Directors		☐	☐	☐
1.	Election of two Class I Directors (or if any nominee is not available for election, such substitute as the Board of Directors may designate) for a three-year term.
Nominees:
01) John T. Henderson, M.D.
02) S. Louise Phanstiel
Vote on Proposals							For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal(s):
2.	Proposal to amend the 2003 Employee, Director and Consultant Stock Option Plan to increase the number of shares of common stock available for issuance thereunder by 3,000,000 shares.						☐	☐	☐
3.	Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2010.						☐	☐	☐
In their discretion the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.
This Proxy, when executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3.
PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M17385-P85483

MYRIAD GENETICS, INC.

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.’S
BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice Regarding the Availability of Proxy Materials in connection with the Annual Meeting to be held at 9:00 a.m., MST, on Thursday, November 5, 2009, at the offices of Myriad Genetics, Inc., 320 Wakara Way, Salt Lake City, Utah 84108 and hereby appoints Peter D. Meldrum and James S. Evans, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy.

SEE REVERSE SIDE FOR ALL PROPOSALS. The proxies will vote in accordance with the Board of Directors’ recommendations where a choice is not specified.